 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1997

                                                      REGISTRATION NO. 333-34005

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                               ----------------

                               MMC NETWORKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      3674                   77-0319809
    (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
     ORGANIZATION)

                            1134 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 731-1600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                PRABHAT K. DUBEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               MMC NETWORKS, INC.
                            1134 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 731-1600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
            AARON J. ALTER                        GREGORY M. GALLO
          KENNETH M. SIEGEL                        PETER M. ASTIZ
             RAMSEY HANNA                         SCOTT M. STANTON
   WILSON SONSINI GOODRICH & ROSATI         GRAY CARY WARE & FREIDENRICH
       PROFESSIONAL CORPORATION              A PROFESSIONAL CORPORATION
          650 PAGE MILL ROAD                     400 HAMILTON AVENUE
     PALO ALTO, CALIFORNIA 94304          PALO ALTO, CALIFORNIA 94301-1825
            (650) 493-9300                         (650) 328-6561

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE +
+WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE        +
+SECURITIES LAWS OF ANY SUCH JURISDICTION.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued October 17, 1997

                                3,500,000 Shares

                            [LOGO OF MMC NETWORKS]

                                  COMMON STOCK

                                  -----------

ALL  OF  THE SHARES  OF  COMMON STOCK  OFFERED HEREBY  ARE  BEING SOLD  BY  THE
 COMPANY.  PRIOR TO THIS  OFFERING, THERE  HAS BEEN NO  PUBLIC MARKET  FOR THE
  COMMON STOCK  OF THE COMPANY.  IT IS  CURRENTLY ESTIMATED THAT  THE INITIAL
   PUBLIC  OFFERING  PRICE  WILL  BE  BETWEEN  $7  AND  $8  PER  SHARE.  SEE
    "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. APPLICATION HAS BEEN
     MADE TO LIST THE SHARES OF COMMON  STOCK OFFERED HEREBY ON THE NASDAQ
                NATIONAL MARKET UNDER THE SYMBOL "MMCN."

                                  -----------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.

                                  -----------

THESE  SECURITIES  HAVE NOT  BEEN  APPROVED OR  DISAPPROVED BY  THE  SECURITIES
 AND EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED  UPON  THE  ACCURACY  OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                               UNDERWRITING
                             PRICE TO          DISCOUNTS AND        PROCEEDS TO
                              PUBLIC          COMMISSIONS(1)        COMPANY(2)
                             --------         --------------        -----------
Per Share..............         $                  $                    $
Total(3)...............        $                   $                   $

-----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses estimated at $1,000,000 payable by the
      Company.
  (3) The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to an aggregate of 525,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be
      $     , $      and $     , respectively. See "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Gray Cary Ware & Freidenrich, A Professional Corporation, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or
about             , 1997, at the office of Morgan Stanley & Co. Incorporated,
New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER

                           DEUTSCHE MORGAN GRENFELL

                                                     WESSELS, ARNOLD & HENDERSON

     , 1997

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                   PAGE                                        PAGE
                                   ----                                        ----
Prospectus Summary................   3       Business.........................   25
The Company.......................   4       Management.......................   37
Risk Factors......................   5       Certain Transactions.............   45
Use of Proceeds...................  15       Principal Stockholders...........   47
Dividend Policy...................  15       Description of Capital Stock.....   49
Capitalization....................  16       Shares Eligible for Future Sale..   52
Dilution..........................  17       Underwriters.....................   53
Selected Financial Data...........  18       Legal Matters....................   55
Management's Discussion and                  Experts..........................   55
 Analysis of Financial Condition             Additional Information...........   55
 and Results of Operations........  19       Index to Financial Statements....  F-1

                               ----------------

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent accountants and quarterly reports containing unaudited financial information for the first three quarters of each year.

                               ----------------

  AnyFlow, ATMS2000, Direct Replication Engine, MMC Networks, NCI, Per-Flow Queuing (PFQ), PS1000, Programmable BitStream Processor, ViX and the MMC Networks logo are trademarks of the Company. This Prospectus also includes product names and other trade names and trademarks of the Company and of other organizations.

                               ----------------

  Except as otherwise noted herein, information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option, (ii) the conversion of all outstanding shares of Preferred Stock of the Company into shares of Common Stock of the Company which will occur in connection with this offering and
(iii) the authorization of 10,000,000 shares of undesignated Preferred Stock upon the closing of this offering.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACATIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

BACKGROUND GRAPHIC:

   TIME-LAPSE NIGHT TIME PHOTOGRAPH OF BUSY COMPLEX FREEWAY INTERCHANGE AS A
                         METAPHOR FOR NETWORK TRAFFIC.

TEXT:

MMC NETWORKS

NETWORK PROCESSORS FOR WIRE-SPEED NETWORKING EQUIPMENT



PROVIDING NETWORKING VENDORS

 .HIGH PERFORMANCE
 .ADVANCED FEATURES
 .RAPID TIME-TO-MARKET
 .SOFTWARE PROGRAMMABILITY
 .LOW SYSTEM COST

TEXT BOX:

 MMC NETWORKS IS A LEADING DEVELOPER AND SUPPLIER OF NETWORK PROCESSORS--HIGH-PERFORMANCE, OPEN-ARCHITECTURE, SOFTWARE-PROGRAMMABLE PROCESSORS OPTIMIZED FOR
  NETWORKING APPLICATIONS. THESE NETWORK PROCESSORS ENABLE A NEW GENERATION OF
               HIGH-PERFORMANCE LAN AND WAN NETWORKING EQUIPMENT.

                MMC NETWORKS' PRODUCT FAMILIES ...

                     PS1000 Fast Ethernet
                     ATMS2000 ATM
                     AnyFlow 5000

                PROVIDE ADVANCED FEATURES AT WIRE SPEED ...

                     Layer 3 Switching and Routing
                     Internetworking of LANs and WANs
                     Security
                     Class of Service
                     Quality of Service
                     Network Management

                FOR NETWORKING EQUIPMENT TARGETED AT ...
                ENTERPRISE NETWORKS ...

                     Wiring Closet        Remote Access
                     Power Workgroup      WAN Backbone
                     Campus Backbone


                AND SERVICE PROVIDER SERVICES ...

                     Internet             Voice
                     Frame Relay          Cable
                     ATM                  Dial
                     xDSL

                AND MMC NETWORKS HAS ACHIEVED OVER 35 DESIGN WINS WITH 27 COMPANIES, INCLUDING:

                     Cisco                NEC
                     Fujitsu              Olicom
                     Hitachi              SNT
                     Ipsilon              Toshiba

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by more detailed information and the Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  MMC Networks, Inc. (the "Company" or "MMC Networks") is a leading developer and supplier of network processors--high-performance, open-architecture, software-programmable processors optimized for networking applications. The Company's network processors form the core silicon "engines" of LAN and WAN switches and routers and are designed to allow network equipment vendors to rapidly develop high-performance, feature-rich, cost-effective products supporting a broad range of networking functions. MMC Networks' customers employ the Company's network processors to develop and market multi-gigabit, wire-speed switches and routers with advanced features such as Layer 3 switching, internetworking of LANs and WANs, security, class of service, quality of service and network management. The Company's current products, the PS1000 and ATMS2000 families of network processors, provide the core functionality of high-performance Fast Ethernet and Asynchronous Transfer Mode ("ATM") networking equipment, respectively. The Company believes that network equipment vendors are able to reduce design and development costs and accelerate product development cycles for high-performance routers and switches by using the Company's products. All of the Company's products are based on the Company's proprietary ViX architecture, which enables network equipment vendors to easily and cost-effectively implement high-performance, value-added features in their switch and router products.

  To date, the Company has achieved more than 35 design wins with 27 network equipment vendors, of which eight (Cisco, Fujitsu, Hitachi, Ipsilon, NEC, Olicom, SNT and Toshiba) are shipping networking products that incorporate the Company's network processors. MMC Networks outsources all of its semiconductor manufacturing, allowing the Company to focus its resources on designing, developing and marketing its network processor products.

                                  THE OFFERING

Total Common Stock outstanding prior
 to this offering.................... 25,101,708 shares(1)
Common Stock offered.................  3,500,000 shares
Common Stock to be outstanding after
 the offering........................ 28,601,708 shares(1)
Use of proceeds...................... For general corporate purposes including working capital and capital expenditures.
                                      See "Use of Proceeds."
Proposed Nasdaq National Market
 symbol.............................. MMCN

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                -------------------------- --------------------
                                 1994     1995      1996      1996       1997
                                ------- --------  -------- ----------- --------
                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues....................... $  165  $    577  $ 10,515   $ 7,026   $ 14,296
Total costs and expenses.......    453     3,257    10,113     6,799     13,832
Operating income (loss)........   (288)   (2,680)      402       227        464
Net income (loss)..............   (226)   (2,576)      702       465        557
Net income per share(2)........                        .02       .02        .02
Shares used to compute net
 income per share(2)...........                     28,702    28,628     28,906

                                                          AT SEPTEMBER 30, 1997
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(3)
                                                          ------- --------------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments........ $ 5,416    $28,829
Total assets.............................................  13,802     37,215
Long-term obligations....................................     344        344
Total stockholders' equity...............................   8,931     32,344

------

(1) Based on the number of shares outstanding as of September 30, 1997. Excludes (i) 5,310,668 shares of Common Stock then issuable upon the exercise of options outstanding under the Company's 1993 Stock Option Plan (the "1993 Plan") with a weighted average exercise price of $2.34 per share, (ii) 1,500,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan (the "1997 Plan"), (iii) 300,000 shares reserved for issuance under the Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan"), (iv) 150,000 shares of Common Stock reserved for issuance under the Company's 1997 Director Option Plan (the "Director Plan") and (v) 156,963 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $.64 per share. See "Management--Benefit Plans," "Description of Capital Stock" and Notes 6 and 9 of Notes to Financial Statements.
(2) See Note 2 of Notes to Financial Statements for an explanation of the determination of the number of shares used in per share calculations. Net income (loss) per share prior to 1996 has not been presented since such amounts are not meaningful.
(3) As adjusted to reflect the sale of 3,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.50 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  THE COMPANY

  MMC Networks is a leading developer and supplier of network processors-- high-performance, open-architecture, software-programmable processors optimized for networking applications. The Company's network processors form the core silicon "engines" of LAN and WAN switches and routers and are designed to allow network equipment vendors to rapidly develop high-performance, feature-rich, cost-effective products supporting a broad range of networking functions. MMC Networks' customers employ the Company's network processors to develop and market multi-gigabit, wire-speed switches and routers with advanced features such as Layer 3 switching, internetworking LANs and WANs, security, class of service, quality of service and network management. The Company believes that network equipment vendors are able to reduce design and development costs and accelerate product development cycles for high-performance switches and routers by using the Company's products.

  The dramatic increase in network traffic, the growing size and complexity of private and public networks and the proliferation of diverse networking technologies and protocols have fueled demand for network switching and routing equipment which delivers superior price/performance, multiprotocol connectivity and support for a variety of advanced networking features. While attempting to meet customers' demands for switches and routers with increased performance and advanced features, heightened competition in the networking equipment market is forcing vendors to accelerate time-to-market for new products, reduce costs, differentiate their products and address the needs of an increasingly segmented customer base. The Company works closely with major network equipment vendors to develop network processors which enable vendors to more rapidly design and bring to market a broad variety of advanced, differentiated, high-performance networking solutions.

  The Company's current products, the PS1000 and ATMS2000 families of network processors, provide the core functionality of high-performance Fast Ethernet and ATM networking equipment, respectively. The Company's forthcoming AnyFlow 5000 network processor family will employ a modular design which is expected to enable a wide range of networking equipment with wire-speed Layer 3 switching and routing, quality of service and packet/cell internetworking. All of the Company's products are based on the Company's proprietary ViX architecture, which employs a centralized shared-memory structure and point-to-point connections to provide wire-speed routing performance, scalable port densities and cost-effective feature support without significant performance degradation. The Company's core technologies are designed to support multiple tiers of user-defined quality of service, frame/cell conversion without external segmentation and reassembly ("SAR") chips and rapid data multicasting and broadcasting capabilities. The Company's network processors employ an open architecture which allows network equipment vendors to more easily implement advanced features and differentiate their product offerings.

  To date, the Company has achieved more than 35 design wins with 27 network equipment vendors, of which eight (Cisco Systems, Inc., Fujitsu Denso, Ltd., Hitachi Computer Products (America), Inc., Ipsilon Networks, Inc., NEC Corporation, Olicom, Inc., Switched Network Technologies, Inc. ("SNT") and Toshiba Corporation) are shipping networking products that incorporate the Company's network processors. A design win with a network equipment vendor will not necessarily lead to shipment of networking products employing the Company's network processors and therefore may not result in significant revenues for the Company. The Company markets its products primarily through a direct sales and marketing organization and provides field support and assistance in product design and development to its network equipment vendor customers through its staff of factory systems engineers and product designers and architects. MMC Networks outsources all of its semiconductor manufacturing, allowing the Company to focus its resources on designing, developing and marketing its network processor products.

  The Company was incorporated in California in September 1992 and reincorporated in Delaware in October 1997. The Company's principal executive offices are located at 1134 East Arques Avenue, Sunnyvale, California 94086, and its telephone number is (408) 731-1600.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully before purchasing the Common Stock offered hereby. This Prospectus contains forward- looking statements that involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth below and elsewhere in the Prospectus.

  Limited Operating History; No Assurance of Future Profitability. The Company was incorporated in 1992 and did not begin shipping products in volume until the fourth quarter of 1995. Accordingly, the Company has a limited operating history upon which investors may evaluate the Company and its prospects. The Company had an accumulated deficit of $1.5 million as of September 30, 1997. Although the Company has experienced significant revenue growth in recent periods and first achieved profitability in the first quarter of 1996, these results should not be considered indicative of future revenue growth, if any, nor is there any assurance that the Company will be profitable in any future period. The Company intends to increase its operating expenses significantly during the balance of 1997 and in 1998, particularly in research and development and sales and marketing. Due to the anticipated increases in the Company's operating expenses, the Company's operating results will be adversely affected if the Company's revenues do not increase significantly over the same period. The sales cycle for the Company's products can range from three to six months or more, with an additional nine to 18 months or more before a network equipment vendor customer commences volume production of equipment which incorporates the Company's products. As a result, there may be a significant delay between the Company increasing its research and development and sales and marketing expenses and its generation of higher revenues, if any, from such expenditures. The Company's prospects must be considered in light of the risks, challenges and difficulties frequently encountered by companies in their early stage of development, particularly companies in rapidly evolving markets such as the data networking and semiconductor industries. To address these risks, the Company must, among other things, successfully increase the scope of its operations, respond to competitive developments, continue to attract, retain and motivate qualified personnel and continue to commercialize products incorporating innovative technologies. There can be no assurance that the Company will be successful in addressing these risks and challenges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Fluctuations in Operating Results. Fluctuations in the Company's operating results have occurred in the past and are likely to occur in the future due to a variety of factors, any of which may have a material adverse effect on the Company's operating results. In particular, the Company's quarterly results of operations may vary significantly due to general business conditions in the networking equipment and semiconductor industries, changes in demand for the network equipment products of the Company's customers, the timing and amount of orders from the Company's network equipment vendor customers, cancellations or delays of customer product orders, new product introductions by the Company or its competitors, cancellations, changes or delays of deliveries of products to the Company by its suppliers, increases in the costs of products from the Company's suppliers, fluctuations in product life cycles, price erosion, competition, changes in the mix of products sold by the Company, availability of semiconductor foundry capacity, variances in the timing and amount of nonrecurring engineering funding and operating expenses, seasonal fluctuations in demand, intellectual property disputes and general economic conditions. The Company has at times recognized a substantial portion of its revenues in the last month of a quarter. Since a large portion of the Company's operating expenses, including rent, salaries and capital lease expenses, is fixed and difficult to reduce or modify, if revenue does not meet the Company's expectations, the material adverse effect of any revenue shortfall will be magnified by the fixed nature of these operating expenses. All of the above factors are difficult for the Company to forecast, and these and other factors could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's lengthy sales cycle limits its visibility regarding future financial performance. As a result of all of the foregoing, there can be no assurance that the Company will be able to sustain profitability on a quarterly or an annual basis. Moreover, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indicative of future operating results. The Company's operating results in a future quarter or quarters are likely to fall below the expectations of public market analysts or investors. In such event, the price of the Company's Common Stock will likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence Upon Development of the Market for Network Processors. The Company's future prospects are dependent upon the acceptance of network processors as an alternative to the Application-Specific Integrated Circuit ("ASIC") components and general purpose processors traditionally utilized by network equipment vendors. The Company's future prospects are also dependent upon acceptance by the Company's customers of third party sourcing for network processors as an alternative to in-house development. Many of the Company's current and potential customers have substantial technological capabilities and financial resources and currently develop internally the ASIC components and program the general purpose processors utilized in their products. These customers may in the future continue to utilize internally-developed ASIC components and general purpose processors or may determine to develop or acquire components, technologies or network processors that are similar to, or that may be substituted for, the Company's products. The Company must anticipate market trends and the price, performance and functionality requirements of such network equipment vendors and must successfully develop and manufacture products that meet these requirements. In addition, the Company must make products available to such customers on a timely basis and at competitive prices. If the Company's network equipment vendor customers fail to accept network processors as an alternative, if they develop or acquire the technology to develop such components internally rather than purchase the Company's products, or if the Company is otherwise unable to develop strong relationships with network equipment vendors, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Business--MMC Networks' Strategy" and "-- Competition."

  Customer Concentration. The Company's customer base is highly concentrated. A relatively small number of customers has accounted for a significant portion of the Company's revenues to date, and the Company expects that this trend will continue for the foreseeable future. The Company currently has only eight customers which are using the Company's network processors in volume production. In particular, sales to Cisco accounted for approximately 51.0% and 30.4% of sales in 1996 and the first nine months of 1997, respectively. In addition, to date, only Hitachi has commenced production of a product incorporating the Company's PS1000 products. Sales to Hitachi accounted for approximately 16.6% and 10.3% of the Company's sales for the first nine months of 1997 and for the year ended December 31, 1997, respectively. In addition, sales to Mitsui Comtek Corp., a distributor which serves Japan, accounted for 20.0% and 14.7% of the Company's total revenues for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Each of the Company's network equipment vendor customers, including Cisco and Hitachi, can cease incorporating the Company's products with limited notice to the Company and with little or no penalty. The Company's agreements with network equipment vendor customers do not require minimum purchases. In addition, certain of the Company's network equipment vendor customers offer or may offer network equipment utilizing ASICs, general purpose processors, network processors and other devices (designed by themselves or third parties) that compete with those offered by the Company, or have pre-existing relationships with current or potential competitors of the Company. Pursuant to the Company's agreements with Cisco and certain of its other customers, under certain circumstances, such customers have the right to manufacture the Company's network processors for resale as part of their products or to otherwise use proprietary technology of the Company in their products. The circumstances in which customers have such rights include certain defaults by the Company, a change of control of the Company and certain other events relating to the Company's inability, or potential inability, to supply products to such customers. In any such event, the Company will not necessarily be entitled to royalty payments or fees for use of its technology. The obligation of customers to pay royalties, if any, may be dependent upon the customer's ability to obtain products at a price lower than that previously charged by the Company to the customer.

  The Company's longstanding relationship with Cisco may inhibit other leading network equipment vendors from adopting the Company's network processors. Cisco faces intense competition from vendors such as Bay

Networks, Inc., 3Com Corporation and FORE Systems, Inc. ("FORE"), none of which currently uses the Company's network processors. Accordingly, the Company's future operating results may be substantially dependent on Cisco's competitive position in the networking equipment market. Any reduction or delay in sales of the Company's products to its network equipment vendor customers could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will retain its current network equipment vendor customers or that it will be able to recruit additional customers. The loss of one or more of the Company's customers or the inability of the Company to successfully develop relationships with additional significant network equipment vendors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Sales, Marketing and Technical Support," and "--Customers."

  Erosion of Average Selling Prices. The data networking and semiconductor industries have experienced rapid erosion of average selling prices ("ASPs") due to a number of factors, including rapid technological change, price/performance enhancements and product obsolescence. The Company may experience substantial period-to-period fluctuations in future operating results due to ASP erosion. The Company anticipates that ASPs will decrease in the future in response to product introductions by competitors or the Company or other factors, including price pressures from significant customers. In particular, the market for Ethernet switching and routing components has experienced and is expected to continue to experience significant ASP erosion. Therefore, the Company must continue to develop and introduce on a timely basis new products which incorporate features that can be sold at higher ASPs. Failure to achieve any or all of the foregoing could cause the Company's revenues and gross margins to decline, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Lengthy Sales Cycle. The Company sells its products to network equipment vendors. The Company's sales cycle involves test and evaluation of its products by the potential customer, design of the customer's equipment to incorporate the Company's products and the customer's own sales cycle. The sales cycle for the test and evaluation of the Company's products can range from three to six months or more with an additional nine to 18 months or more before a customer commences volume production of equipment which incorporates the Company's products. Because of such lengthy sales cycle, the Company may experience a delay between increasing expenses for research and development and sales and marketing efforts and the generation of higher revenues, if any, from such expenditures. In addition, the delays inherent in such lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans, which could result in the loss of anticipated sales by the Company. Achieving a "design win" with a network equipment vendor provides no assurance that such network equipment vendor will ultimately ship products incorporating the Company's network processors. The Company's business, operating results and financial condition could be materially adversely affected if customers curtail, reduce or delay orders during the Company's sales cycle or choose not to release products employing the Company's network processors. See "Business--Sales, Marketing and Technical Support."

  New Product Development and Technological Change. The data networking and semiconductor industries are characterized by rapidly changing technology, frequent product introductions and evolving industry standards. Accordingly, the Company's future performance depends on a number of factors, including the Company's ability to identify emerging technological trends in its target markets, develop and maintain competitive products, enhance its products by adding innovative features that differentiate its products from those of competitors, bring products to market on a timely basis at competitive prices, properly identify target markets and respond effectively to new technological changes or new product announcements by others. No assurance can be given that the Company's design and introduction schedules for any additions and enhancements to its existing and future products will be met, that these products will achieve market acceptance, or that the Company will be able to sell these products at ASPs that are favorable to the Company. In evaluating new product decisions, the Company must anticipate well in advance future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, industry standards and competitive product offerings. The Company must also continue to make significant investments in research and development in order to continually enhance the performance and functionality of its products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for the Company to remain competitive are inherently complex and require long development cycles. Such innovations must be completed before developments in networking technologies or standards render them obsolete and must be sufficiently compelling to induce network equipment vendors to favor them over alternative technologies. Moreover, the Company must generally incur substantial research and development costs before the technical feasibility and commercial viability of a product line can be ascertained. There can be no assurance that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements, or that the Company will be able to secure the financial resources necessary to fund future development. In particular, no assurance can be given that the Company's AnyFlow product line will become commercially available on a timely basis, will provide the functional and performance advantages expected by customers, or will find market acceptance. The failure to successfully develop new products on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Research and Development."

  Dependence on Independent Manufacturers. The Company outsources all manufacturing, assembly and test of its network processors. The Company's suppliers currently deliver fully assembled and tested products on a turnkey basis. The semiconductor industry is highly cyclical and, in the past, foundry capacity has been very limited at times and may become limited in the future. Currently, only one of the Company's products is manufactured by more than one supplier. The Company depends on its suppliers to deliver sufficient quantities of finished product to the Company in a timely manner. Since the Company places its orders on a purchase order basis and does not have a long-term volume purchase agreement with any of its existing suppliers, these suppliers may allocate, and in the past have allocated, capacity to the production of other products while reducing deliveries to the Company on short notice. The Company has recently experienced delays in obtaining an adequate supply of certain of its products from one supplier, as well as certain problems regarding the quality of the products delivered by that supplier, and as a result has begun obtaining such products from an alternative supplier. There can be no assurance that the Company will not have similar or more protracted problems in the future with existing or new suppliers. In the event of a loss of, or a decision by the Company to change, a key supplier or foundry, qualifying a new supplier or foundry and commencing volume production could involve delay and expense, resulting in lost revenues, reduced operating margins and possible detriment to customer relationships.

  The Company must place orders approximately 12 to 14 weeks in advance of expected delivery. As a result, the Company has only a limited ability to react to fluctuations in demand for its products, which could cause the Company to have an excess or a shortage of inventory of a particular product. Moreover, any failure of global semiconductor manufacturing capacity to increase in line with demand could cause foundries to allocate available capacity to larger customers or customers with long-term supply contracts. The inability of the Company to obtain adequate foundry capacity at acceptable prices, or any delay or interruption in supply, could reduce the Company's product revenues or increase the Company's cost of revenues and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company continuously evaluates the benefits, on a product-by-product basis, of migrating to a smaller semiconductor geometry process in order to reduce costs, and has commenced migration of certain products to smaller geometries. The Company believes that transitioning its products to increasingly smaller geometries will be important for the Company to remain competitive. No assurance can be given that future process migration will be achieved or achieved without difficulty.

  In the future, the Company expects to change its supply arrangements to assume more of the product manufacturing responsibilities. Such changes will include contracting for wafer manufacturing and subcontracting for assembly and test rather than purchasing finished product. The Company has begun investing in design tools, libraries and personnel with the expectation of assuming greater manufacturing responsibilities by mid-1998. The assumption of greater manufacturing responsibilities involves additional risks including not only the risks discussed above, but also risks associated with variances in production yields, obtaining adequate test and assembly capacity at reasonable cost and other general risks associated with the manufacture of semiconductors. In addition, the Company also expects that it may enter into volume purchase agreements pursuant to which the Company must commit to minimum levels of purchases and which may require up-front investments. The inability of the Company to effectively assume greater manufacturing responsibilities or manage volume purchase arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

  Competition. The data networking and semiconductor industries are intensely competitive and are characterized by constant technological change, rapid rates of product obsolescence and price erosion. The Company's PS1000 and ATMS2000 product families compete with products from companies such as Texas Instruments Incorporated, Lucent Technologies, Inc., PMC-Sierra Inc., Galileo Technology Ltd., Integrated Telecom Technology, Inc. and I-Cube, Inc. In addition, the Company expects significant competition in the future from major domestic and international semiconductor suppliers. The Company also may face competition from suppliers of products based on new or emerging technologies. Moreover, several established electronics and semiconductor suppliers have recently entered or indicated an intent to enter the switching and routing equipment market. In addition, many of the Company's existing and potential customers internally develop ASICs, general purpose processors, network processors and other devices which attempt to perform all or a portion of the functions performed by the Company's products.

  Many of the Company's current and prospective competitors offer broader product lines and have significantly greater financial, technical, manufacturing and marketing resources than the Company. In particular, companies such as Texas Instruments and Lucent Technologies have proprietary semiconductor manufacturing ability, preferred vendor status with many of the Company's customers, extensive marketing power and name recognition, greater financial resources than the Company and other significant advantages over the Company. In addition, current and potential competitors may determine, for strategic reasons, to consolidate, lower the prices of their products or bundle their products with other products. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. The Company believes that important competitive factors in its market are performance, price, length of development cycle, design wins with major network equipment vendors, support for new data networking standards, features and functionality, adaptability of products to specific applications, support of product differentiation, reliability, technical service and support and protection of products by effective utilization of intellectual property laws. Failure of the Company to compete successfully as to any of these or other factors could have a material adverse effect on its operating results. The failure of the Company to successfully develop and market products that compete successfully with those of other suppliers in the market would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company must compete for the services of qualified distributors and sales representatives. To the extent that the Company's competitors offer such distributors or sales representatives more favorable terms or a higher volume of business, such distributors or sales representatives may decline to carry, or discontinue carrying, the Company's products. The Company's business, financial condition and results of operations could be adversely affected by any failure to maintain and expand its distribution network. See "Business--Competition."

  Product Complexity. Products as complex as those offered by the Company frequently contain errors, defects and bugs when first introduced or as new versions are released. The Company has in the past experienced such errors, defects and bugs. Delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such products, which could damage the Company's reputation and adversely affect the Company's ability to retain its existing customers and to attract new customers. Moreover, such errors, defects or bugs could cause problems, interruptions, delays or a cessation of sales to the Company's customers. Alleviating such problems may require significant expenditures of capital and resources by the Company. There can be no assurance that, despite testing by the Company, its suppliers or its customers, errors, defects or bugs will not be found in new products after commencement of commercial production, resulting in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from the Company's other development efforts, claims by the Company's customers or others against the Company, or the loss of credibility with the Company's current and prospective customers. Any such event would have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Growth in Demand for Networking Equipment. The Company's future success is in large measure dependent on continued growth in the market for networking equipment, in particular the market for mid- to high-end switches and routers which are manufactured and sold by the Company's customers. The market for these products has in the past and may in the future fluctuate significantly based upon numerous factors, including the lack of industry standards, adoption of alternative technologies, capital spending levels and general economic conditions. There can be no assurance with respect to the rate or extent to which the networking equipment market will grow, if at all, nor can there be any assurance that the Company will not experience a decline in demand for its products. Any decrease in the growth of the networking equipment market or decline in demand for the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--MMC Networks' Strategy."

  Order and Shipment Uncertainties. The Company's sales are generally made pursuant to individual purchase orders that may be canceled or deferred by customers on short notice without significant penalty. Cancellation or deferral of product orders could result in the Company holding excess inventory, which could have a material adverse effect on the Company's profit margins and restrict its ability to fund its operations. The Company recognizes revenue upon shipment of products to the customer. Refusal of customers to accept shipped products or delays or difficulties in collecting receivable accounts could result in significant charges against income, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Protection of Intellectual Property. Since its inception, the Company has devoted significant resources to research and development. The Company relies primarily on a combination of nondisclosure agreements and other contractual provisions as well as patent, trademark, trade secret and copyright law to protect its proprietary rights. The Company has been granted one patent in the United States, the claims of which cover certain aspects of its ViX architecture, and has received notice that one additional patent will issue. In addition, the Company has filed 21 other patent applications, 11 in the United States and ten outside the United States, relating to other aspects of systems employing the ViX architecture. None of the Company's patent applications relates to specific products of the Company, such as the ATMS2000 and PS1000 lines of network processors, as the Company believes that it may be more effective to seek patent protection with respect to its key underlying technologies, including aspects of its ViX architecture. There can be no assurance that any patents will issue pursuant to the Company's current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented, challenged or licensed to others. In addition, there can be no assurance that the rights granted under any such patents will provide competitive advantages to the Company or be adequate to safeguard and maintain the Company's proprietary rights. Failure of the Company to enforce and protect its intellectual property rights could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that such intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged. From time to time, third parties, including competitors of the Company, may assert patent, copyright and other intellectual property rights to technologies that are important to the Company. There can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertions by third parties will not result in costly litigation or that the Company would prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms, if at all. Litigation, regardless of the outcome, is likely to result in substantial cost and diversion of resources of the Company. Any infringement claim or other litigation against or by the Company could materially adversely affect the Company's business, financial condition and results of operations.

  In addition, there can be no assurance that competitors of the Company, many of which have substantially greater resources than the Company and have made substantial investments in competing technologies, do not have, or will not seek to apply for and obtain, patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. The Company has received notice from FORE stating that FORE believes that the Company's products infringe two of FORE's patents, and offering the Company a license to such patents. The Company has received a legal opinion from Dergosits & Noah, LLP, its patent counsel, to the effect that certain claims made in the FORE patents are invalid, and that, as to the other claims, the Company's products do not infringe. However, there can be no assurance that FORE will not file a lawsuit against the Company or that the Company will prevail in any such litigation. Furthermore, there can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings to determine the priority of inventions. The defense and prosecution of intellectual property suits, interference proceedings and related legal and administrative proceedings are both costly and time consuming. Any such suit or proceeding involving the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Key Personnel and Hiring of Additional Personnel. The Company's success depends to a significant degree upon the continued contributions of its key management and other personnel, many of whom would be difficult to replace. The Company does not have employment contracts with any of its key personnel and only maintains limited key man life insurance on two of its officers. In addition, the Company believes that its success depends to a significant extent on the ability of its management to operate effectively, both individually and as a group. Several members of the Company's management team have joined the Company in the last 12 months. In particular, a new Chief Financial Officer joined the Company in September 1997. The Company may experience difficulty in integrating members of its management team, and there can be no assurance that the new executives will succeed in their roles in a timely and efficient manner. The Company must also attract and retain highly skilled managerial and other personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, companies in the networking industry whose employees accept positions with competitive companies frequently claim that their competitors have engaged in unfair hiring practices. There can be no assurance that the Company will not receive such claims in the future as it seeks to hire qualified personnel or that such claims will not result in material litigation involving the Company. The Company could incur substantial costs in defending itself against any such claims, regardless of their merits. See "Business--Employees" and "Management--Executive Officers and Directors."

  Management of Growth. The Company has experienced a period of rapid growth and expansion which has placed, and continues to place, a significant strain on its resources. To accommodate this growth, the Company will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of its accounting and other internal management systems, all of which may require substantial management effort. There can be no assurance that such efforts can be accomplished successfully. In addition, this growth as well as the Company's product development activities have necessitated an increase in the number of the Company's employees, resulting in increased responsibilities for the Company's management. If the Company sustains its growth in the future, the Company will need to continue to implement and improve its operational, financial and management information systems and to hire, train, motivate and manage its expanding employee base. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations. Any failure to improve the Company's operational, financial and management information systems, or to hire, train, motivate or manage its employees could have a material adverse effect on the Company's business, financial condition and results of operations.

  Risks Associated with Expansion of International Business
Activities. Substantially all of the Company's sales to date have been to customers located in the United States, including sales to U.S.-based affiliates of non-U.S. network equipment vendors. If the Company's international sales increase, the Company will be subject to additional risks inherent in international operations. All of the Company's international sales to date are U.S. dollar-denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products less competitive in international markets. In addition, the Company procures a portion of its manufacturing, assembly and test services from suppliers located outside the United States. International business activities may be limited or disrupted by the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, currency exchange fluctuations, political instability, trade restrictions and changes in tariffs. Demand for the Company's products could also be adversely affected by seasonality of international sales and economic conditions in the Company's primary overseas markets. These international factors could have a material adverse effect on future sales of the Company's products to international customers and, consequently, on the Company's business, financial condition and results of operations. See "Business--Sales, Marketing and Technical Support" and "--Manufacturing."

  Need for Additional Capital. The Company may require substantial additional working capital to fund its business, particularly to finance inventories and accounts receivable and for product development. The Company believes that the net proceeds of this offering, together with its existing cash balances and available line of credit and cash flow expected to be generated from future operations, will be sufficient to meet the Company's capital requirements through the next twelve months, although the Company could be required, or could elect, to seek to raise additional capital before such time. The Company's future capital requirements will depend on many factors, including the rate of revenue growth, if any, the timing and extent of spending to support product development efforts and the expansion of sales and marketing efforts, the timing and size of business or technology acquisitions, the timing of introductions of new products and enhancements to existing products and market acceptance of the Company's products. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all. Any such additional financing may result in significant dilution to the Company's then existing investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Risks Associated with Potential Acquisitions. As part of its business strategy, the Company expects to review acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities, or that may otherwise offer growth opportunities. While the Company has no current agreements or negotiations underway with respect to any such acquisitions, the Company may make acquisitions of businesses, products or technologies in the future. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's operating results and/or the price of the Company's Common Stock. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."

  Cyclicality of Semiconductor Industry. The semiconductor industry has historically been characterized by significant downturns and wide fluctuations in supply and demand. From time to time, the industry has also experienced significant fluctuations in anticipation of changes in general economic conditions. This cyclicality has been characterized by significant variances in product demand, production capacity and accelerated erosion of unit ASPs. Industry-wide fluctuations in the future could have a material adverse effect on the Company's business, financial condition and results of operations.

  Expected Volatility of Stock Price. In recent years the stock market in general, and the market for shares of high technology, data networking and semiconductor companies in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. The trading price of the Company's Common Stock is expected to be subject to extreme fluctuations in response to both business-related issues, such as quarterly variations in operating results, announcements of new products by the Company or its competitors, the gain or loss of significant network equipment vendor customers, and stock market-related influences, such as changes in analysts' estimates, the presence or absence of short-selling of the Company's Common Stock and events affecting other companies that the market deems to be comparable to the Company. In addition, technology stocks have from time to time experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. Moreover, the trading prices of many high technology, data networking and semiconductor stocks are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. There can be no assurance that the trading price of the Company's Common Stock will not decline below its initial offering price to the public. See "Underwriters."

  Discretionary Use of Proceeds of this Offering. The Company currently has no specific plans for the use of the net proceeds of this offering. The Company's management will retain broad discretion in the allocation of the net proceeds of this offering. There can be no assurance that the proceeds will be utilized in a manner that the stockholders deem optimal or that the proceeds can or will be invested to yield a significant return upon the completion of this offering. Upon completion of this offering, the Company will receive net proceeds of approximately $23.4 million (at an assumed initial public offering price of $7.50 per share, assuming no exercise of the Underwriters' over-allotment option and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company), substantially all of which will be invested in investment-grade, interest-bearing securities for an indefinite period. See "Use of Proceeds."

  Effect of Antitakeover Provisions. Certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit increases in the market price of the Common Stock that could result from takeover attempts. The Certificate of Incorporation authorizes 10,000,000 shares of undesignated Preferred Stock. The Board of Directors of the Company, without further stockholder approval, may issue this Preferred Stock with such terms as the Board of Directors may determine, which could have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. Such Preferred Stock could be utilized to implement, without stockholder approval, a stockholders' right plan that could be triggered by certain change in control transactions, which could delay or prevent a change in control of the Company or could impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. The Company's Bylaws and indemnity agreements provide that the Company will indemnify officers and directors against losses that they may incur in legal proceedings resulting from their service to the Company. In addition, the Company's charter documents provide for a classified Board of Directors and eliminate the right of stockholders to call special meetings of stockholders and to take action by written consent. Moreover, Section 203 of the Delaware General Corporation Law restricts certain business combinations with "interested stockholders" as defined by that statute. The provisions of the Certificate of Incorporation and of Delaware law are intended to encourage potential acquirors to negotiate with the Company and allow the Board the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, such provisions may also have the effect of discouraging acquisition proposals or delaying or preventing a change in control of the Company, which in turn may have an adverse effect on the market price of the Company's Common Stock. In addition to the foregoing, certain of the Company's customers would have the right to manufacture the Company's network processors for resale as part of their products, or otherwise use the Company's proprietary technology in their products, in the event of a change of control of the Company. Such contract provisions may have the effect of discouraging acquisition proposals. See "Description of Capital Stock."

  Control by Principal Stockholders. A substantial majority of the Company's capital stock is held by a limited number of stockholders. At the completion of this offering, the Company's officers and directors and parties affiliated or related to such persons will own approximately 65.3% of the shares of Common Stock outstanding or issuable upon conversion of convertible securities. Accordingly, such stockholders are likely, for the foreseeable future, to continue to be able to control major decisions of corporate policy and determine the outcome of any major transaction or other matter submitted to the Company's stockholders or Board of Directors, including potential mergers or acquisitions involving the Company, amendments to the Company's Certificate of Incorporation and the like. Stockholders other than such principal stockholders are therefore likely to have little or no influence on decisions regarding such matters. See "Principal Stockholders."

  Dilution. Investors participating in this offering will incur immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of approximately $6.38 per share, at an assumed public offering price of $7.50 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. Additional dilution will occur upon the exercise of outstanding stock options. See "Dilution."

  Shares Eligible for Future Sale. Sales of the Company's Common Stock in the public market after this offering could adversely affect the market price of the Company's Common Stock. Upon completion of this offering, the Company will have approximately 28,601,708 shares of Common Stock outstanding, of which 3,500,000 shares (4,025,000 if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are held by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act. The officers and directors and all existing stockholders of the Company have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this offering. However, Morgan Stanley & Co. Incorporated may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Holders of approximately 21,118,743 shares of Common Stock will have certain rights with respect to registration of such shares of Common Stock for sale to the public. Sales of Common Stock by existing stockholders in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. In addition, approximately 5,193,613 shares are issuable upon exercise of outstanding options granted under the Company's stock option plans as of the date of this Prospectus. The Company intends to file a registration statement immediately after the closing of this offering to allow resale of such option shares. See "Management--Benefit Plans," "Description of Capital Stock-- Registration Rights" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered by the Company hereby are estimated to be $23,412,500 ($27,074,375 if the underwriters' overallotment option is exercised in full), at an assumed initial public offering price of $7.50 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The principal purposes of this offering are to obtain additional capital, to create a public market for the Company's Common Stock, to enhance the Company's ability to use its Common Stock as consideration for acquisitions and as a means of attracting and retaining key employees and to facilitate future access by the Company to public capital markets. As of the date of this Prospectus, the Company has no specific plans as to the use of the net proceeds of this offering. The Company ultimately expects to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. A portion of the proceeds may also be used to make strategic acquisitions of complementary businesses, technologies or products. Although the Company evaluates such potential acquisitions from time to time, the Company currently has no understanding, commitment or agreement with respect to any such acquisitions. Pending such uses, the Company intends to invest the net proceeds of this offering in U.S. investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  Since January 1, 1995, the Company has not declared or paid any cash dividends on its Common Stock. The Company presently intends to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's bank line of credit agreement prohibits the payment of dividends without prior consent of the bank.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at September 30, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the sale of 3,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.50 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the conversion of all outstanding shares of Preferred Stock into 13,341,780 shares of Common Stock. This table should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                           SEPTEMBER 30, 1997
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                             (IN THOUSANDS)
Long-term obligations..................................... $   344    $   344
                                                           -------    -------
Stockholders' equity:
  Preferred Stock: $.001 par value, 13,498,737 shares
   authorized, 13,341,780 issued and outstanding, actual;
   10,000,000 shares authorized, no shares issued and
   outstanding, as adjusted...............................  10,247        --
  Common Stock: $.001 par value, 100,000,000 shares
   authorized, 11,759,928 shares issued and outstanding,
   actual; 28,601,708 shares issued and outstanding, as
   adjusted(1)............................................       8         25
  Additional paid-in capital..............................     515     34,158
  Notes receivable from stockholders......................    (295)      (295)
  Accumulated deficit.....................................  (1,544)    (1,544)
                                                           -------    -------
  Total stockholders' equity..............................   8,931     32,344
                                                           -------    -------
    Total capitalization.................................. $ 9,275    $32,688
                                                           =======    =======

--------

(1) Based on the number of shares outstanding as of September 30, 1997. Excludes (i) 5,310,668 shares of Common Stock then issuable upon the exercise of options outstanding under the Company's 1993 Plan with a weighted average exercise price of $2.34 per share, (ii) 1,500,000 shares of Common Stock reserved for issuance under the Company's 1997 Plan, (iii) 300,000 shares reserved for issuance under the Company's 1997 Purchase Plan, (iv) 150,000 shares of Common Stock reserved for issuance under the Company's 1997 Director Plan and (v) 156,963 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $.64 per share. See "Management--Benefit Plans," "Description of Capital Stock" and Notes 6 and 9 of Notes to Financial Statements.

                                   DILUTION

  The net tangible book value of the Company as of September 30, 1997, was approximately $8,672,000, or $.35 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding. Without taking into account any other changes in such net tangible book value after September 30, 1997, other than to give effect to the sale by the Company of the 3,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $7.50 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of September 30, 1997, would have been $32,085,000, or $1.12 per share. This amount represents an immediate increase in such net tangible book value of $.77 per share to existing stockholders and an immediate dilution of $6.38 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share......................       $7.50
 Net tangible book value per share as of September 30, 1997.......... $ .35
 Increase per share attributable to new investors....................   .77
                                                                      -----
Pro forma net tangible book value per share after the offering.......        1.12
                                                                            -----
Dilution per share to new investors..................................       $6.38
                                                                            =====

  The following table summarizes, on a pro forma basis as of September 30, 1997, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share, based upon an assumed initial public offering price of $7.50 per share (before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) with respect to the 3,500,000 shares offered by the Company hereby:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 25,101,708   87.8% $10,519,161   28.6%   $ .42
New investors..................  3,500,000   12.2   26,250,000   71.4     7.50
                                ----------  -----  -----------  -----
  Total........................ 28,601,708  100.0% $36,769,161  100.0%
                                ==========  =====  ===========  =====

  The above computations assume that (i) the Underwriters' over-allotment option is not exercised and (ii) no options or warrants have been or are exercised after September 30, 1997. As of September 30, 1997, there were outstanding options to purchase an aggregate of 5,310,668 shares of Common Stock at a weighted average exercise price of $2.34 per share and warrants exercisable for 156,963 shares of Common Stock, with a weighted average exercise price of $.64 per share. If all such options had been exercised at September 30, 1997, the net tangible book value of the Company at such date would have been $21,111,000 or $.69 per share, the increase in net tangible book value attributable to new investors would have been $.62 per share and the dilution in net tangible book value to new investors would have been $6.19 per share. See "Management--Benefit Plans," "Description of Capital Stock" and Notes 6 and 9 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere in this Prospectus. The balance sheet data as of December 31, 1995 and 1996 and September 30, 1997 and the statement of operations data for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 are derived from the audited financial statements included elsewhere in this Prospectus. The balance sheet data as of December 31, 1992, 1993 and 1994 and the statement of operations data for period from inception to December 31, 1992 and the year ended December 31, 1993 are derived from audited financial statements of the Company not included herein. The statement of operations data for the nine-month period ended September 30, 1996 are derived from unaudited financial statements included elsewhere in this Prospectus. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's results of operations for the indicated periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full year.

                                                                                     NINE MONTHS
                          PERIOD FROM                                                   ENDED
                          INCEPTION TO         YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                          DECEMBER 31, ------------------------------------------  ----------------
                              1992       1993      1994       1995        1996      1996     1997
                          ------------ --------- --------- ----------  ----------  -------  -------
                                       (IN THOUSANDS, EXECEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................     $ --      $    --   $    165  $      577  $   10,515  $ 7,026  $14,296
Cost of revenues........       --           --         23         304       3,576    2,440    4,281
                             -----     --------  --------  ----------  ----------  -------  -------
Gross profit............       --           --        142         273       6,939    4,586   10,015
                             -----     --------  --------  ----------  ----------  -------  -------
Operating expenses:
 Research and
  development, net......       (87)        (186)      132       1,802       3,312    2,167    5,410
 Selling, general and
  administrative........        21          184       298       1,151       3,225    2,192    4,141
                             -----     --------  --------  ----------  ----------  -------  -------
 Total operating
  expenses..............       (66)          (2)      430       2,953       6,537    4,359    9,551
                             -----     --------  --------  ----------  ----------  -------  -------
Operating income (loss).        66            2      (288)     (2,680)        402      227      464
                             -----     --------  --------  ----------  ----------  -------  -------
Other income (expense):
 Interest income........       --             5        64         146         427      330      212
 Interest expense.......       --           --         (2)        (42)       (110)     (81)    (101)
                             -----     --------  --------  ----------  ----------  -------  -------
 Total other income.....       --             5        62         104         317      249      111
                             -----     --------  --------  ----------  ----------  -------  -------
Income (loss) before
 income taxes...........        66            7      (226)     (2,576)        719      476      575
Provision for income
 taxes..................       --           --        --          --           17       11       18
                             -----     --------  --------  ----------  ----------  -------  -------
 Net income (loss)......     $  66     $      7  $   (226) $   (2,576) $      702  $   465  $   557
                             =====     ========  ========  ==========  ==========  =======  =======
Net income per share(1).                                               $      .02  $   .02  $   .02
                                                                       ==========  =======  =======
Shares used to compute
 net income per
 share(1)...............                                                   28,702   28,628   28,906
                                                                       ==========  =======  =======

                                            DECEMBER 31,           SEPTEMBER 30,
                                   ------------------------------- -------------
                                   1992 1993  1994   1995   1996       1997
                                   ---- ---- ------ ------ ------- -------------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-
 term investments................  $ 27 $ 23 $2,920 $8,102 $ 6,318    $ 5,416
Working capital..................    68   19  2,777  7,177   7,113      5,831
Total assets.....................    75   33  3,322  9,527  10,676     13,802
Long-term obligations............   --   --     100    301     636        344
Total stockholders' equity.......    68   19  2,830  7,446   8,177      8,931

--------
(1) For an explanation of the number of shares used to compute net income per share, see Note 2 of Notes to Financial Statements. Net income (loss) per share prior to 1996 has not been presented since such amounts are not meaningful.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those discussed in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  MMC Networks is a leading developer and supplier of network processors-- high-performance, open-architecture, software-programmable processors optimized for networking applications. From its inception in September 1992 through late 1995, the Company was engaged principally in research and development, and a substantial portion of the Company's operating expenses during such period was related to such research and development activities. The Company commenced volume shipments of its ATMS2000 products in late 1995 and of its PS1000 products in 1996. The Company's operating results to date in 1997 reflect increased market acceptance and sales of the Company's products. The Company recognizes revenue at the time of product shipment to its customers. Product returns and sales allowances, which have not been significant through September 30, 1997, are estimated and provided for at the time of sale.

  Substantially all of the Company's revenues have been derived from sales of its ATMS2000 and PS1000 product families to a small number of customers. Sales to the Company's three largest customers in 1996 and for the nine months ended September 30, 1997 accounted for 76.0% and 67.0% of total revenues, respectively. The largest of these customers is Cisco, which accounted for approximately 51.0% and 30.4% of total revenues in 1996 and the first nine months of 1997, respectively. The decrease in the percentage of revenues attributable to Cisco is primarily the result of the significant increase in revenues from other customers. The level of sales to any customer can vary substantially from period to period based on the customer's product development cycle. The Company expects that significant customer concentration will continue for the foreseeable future. As a result, the Company's business, financial condition and operating results may be materially adversely affected by any cancellation, delay or deferral of orders by any of its significant customers. See "Risk Factors--Customer Concentration" and "Business--Products" and "--Customers."

  The Company markets and sells its products primarily through a direct sales and marketing organization. Substantially all of the Company's sales to date have been to customers located in the United States, including sales to U.S.- based affiliates of non-U.S. network equipment vendors. The Company has sales representatives in the United States, Canada, Israel, Japan, Taiwan and the United Kingdom.

  The Company has been profitable for the last seven quarters. As of September 30, 1997, the Company had an accumulated deficit of $1.5 million. Although the Company has experienced revenue growth in recent periods and first achieved profitability in the first quarter of 1996, these results should not be considered indicative of future revenue growth, if any, nor is there any assurance that the Company will be profitable in any future period. While the Company has experienced increased revenues during the past seven quarters, net income has not increased proportionately primarily as a result of the continued growth in the Company's investment in research and development. Due to the lengthy sales cycle of the Company's products, there is often a significant delay between the time the Company incurs expenses and the time it receives the related revenue. See "Risk Factors--Lengthy Sales Cycle." The Company has increased its operating expenses significantly in the past seven quarters due to increased research and development and sales and marketing personnel as well as administration. In addition, the Company moved to larger facilities with higher rent in 1996. To the extent that future revenues do not increase significantly in the same periods in which operating expenses increase, the Company's operating results would be adversely affected. See "Risk Factors--Limited Operating History; No Assurance of Future Profitability" and "--Fluctuations in Operating Results."

  As described above, in the period from 1992 to late 1995, the Company was primarily engaged in initial research and development. In late 1995, the Company began commercial sales of its products and focused on adding features and functionality to such products. Because of the Company's significantly different levels of operations during 1994, 1995 and 1996, year-to-year comparisons may be less meaningful than comparisons of recent quarterly results. The following discussion summarizes the Company's quarterly results of operations in 1996 and in the first nine months of 1997.

RESULTS OF OPERATIONS

  QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain statement of operations data for each quarter of 1996 and for the first three quarters of 1997, as well as such data expressed as a percentage of the Company's revenues for each quarter. This information has been presented on the same basis as the audited Financial Statements appearing elsewhere in this Prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary to present fairly the unaudited quarterly results. This information should be read in conjunction with the Company's audited Financial Statements and notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period. See "Risk Factors-- Fluctuations in Operating Results."

                                                   QUARTER ENDED
                          ----------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30,
                            1996     1996     1996      1996     1997     1997     1997
                          -------- -------- --------- -------- -------- -------- ---------
                                              (IN THOUSANDS)
Revenues................   $2,162   $2,528   $2,336    $3,489   $3,421   $4,780   $6,095
Cost of revenues........      903      692      845     1,136    1,118    1,417    1,746
                           ------   ------   ------    ------   ------   ------   ------
Gross profit............    1,259    1,836    1,491     2,353    2,303    3,363    4,349
                           ------   ------   ------    ------   ------   ------   ------
Operating expenses:
 Research and
  development, net......      600      990      577     1,145    1,096    1,655    2,659
 Selling, general and
  administrative........      605      754      833     1,033    1,062    1,497    1,582
                           ------   ------   ------    ------   ------   ------   ------
  Total operating
   expenses.............    1,205    1,744    1,410     2,178    2,158    3,152    4,241
                           ------   ------   ------    ------   ------   ------   ------
Operating income........       54       92       81       175      145      211      108
Interest income, net....      113       75       61        68       45       42       24
                           ------   ------   ------    ------   ------   ------   ------
Income before income
 taxes..................      167      167      142       243      190      253      132
Provision for income
 taxes..................        4        4        3         6        4        5        9
                           ------   ------   ------    ------   ------   ------   ------
Net income..............   $  163   $  163   $  139    $  237   $  186   $  248   $  123
                           ======   ======   ======    ======   ======   ======   ======
AS A PERCENTAGE OF REVE-
 NUES:
Revenues................    100.0%   100.0%   100.0%    100.0%   100.0%   100.0%   100.0%
Cost of revenues........     41.8     27.4     36.2      32.6     32.7     29.6     28.6
                           ------   ------   ------    ------   ------   ------   ------
Gross profit............     58.2     72.6     63.8      67.4     67.3     70.4     71.4
                           ------   ------   ------    ------   ------   ------   ------
Operating expenses:
 Research and
  development, net......     27.7     39.2     24.6      32.8     32.1     34.7     43.6
 Selling, general and
  administrative........     28.0     29.8     35.7      29.6     31.0     31.3     26.0
                           ------   ------   ------    ------   ------   ------   ------
  Total operating
   expenses.............     55.7     69.0     60.3      62.4     63.1     66.0     69.6
                           ------   ------   ------    ------   ------   ------   ------
Operating income........      2.5      3.6      3.5       5.0      4.2      4.4      1.8
Interest income, net....      5.2      3.0      2.6       2.0      1.4       .9       .4
                           ------   ------   ------    ------   ------   ------   ------
Income before income
 taxes..................      7.7      6.6      6.1       7.0      5.6      5.3      2.2
Provision for income
 taxes..................       .2       .2       .1        .2       .1       .1       .2
                           ------   ------   ------    ------   ------   ------   ------
Net income..............      7.5%     6.4%     6.0%      6.8%     5.4%     5.2%     2.0%
                           ======   ======   ======    ======   ======   ======   ======

  Revenues. Substantially all product revenues to date have been derived from sales of the Company's ATMS2000 and PS1000 product families to network equipment vendors. During 1996, several of the Company's customers began shipping production volumes of networking systems which incorporate the Company's ATMS- 2000 products. Starting in the second quarter of 1996, the Company introduced and began shipping its PS1000 products. During the second quarter of 1996, revenues increased to $2.5 million from $2.2 million for the first quarter of 1996 due primarily to a substantial increase in shipments of the Company's ATMS2000 product family and to higher sales of reference design kits. The decline in revenue in the third quarter of 1996 to $2.3 million reflected reduced shipments of ATMS2000 products. The growth in revenues in the fourth quarter of 1996 and the second and third quarters of 1997 reflected increased sales of both the ATMS2000 and PS1000 product families to new and existing customers.

  Cost of Revenues; Gross Profit. Cost of revenues consists principally of the cost of purchased packaged semiconductor products from outside manufacturers and warranty costs. Gross margin in the first quarter of 1996 was 58.2%, primarily as a result of significant start-up production costs. Gross margin improved to 72.6% in the second quarter of 1996, due in part to a substantial increase in shipments of ATMS2000 products and increased shipments of reference design kits, which typically have a higher gross margin than finished products. The decline in gross margin to 63.8% in the third quarter of 1996 reflected a shift in product mix. The increases in gross margin in the fourth quarter of 1996 and the second and third quarters of 1997 to 67.4%, 70.4% and 71.4%, reflected lower per unit prices paid to the Company's contract manufacturers and increased sales of higher margin products.

  Research and Development Expenses, Net. Research and development expenses consist primarily of salaries and related costs of employees engaged in research, design and development activities as well as related subcontracting costs. These costs are reduced by non-recurring engineering ("NRE") funding provided by the Company's customers to facilitate acceleration of certain product development projects. Research and development expenditures prior to applying NRE funding have increased in absolute dollars in each quarter, reflecting the addition of research and development personnel and associated costs. Net research and development expenses have varied from quarter to quarter depending in part on the amount of NRE funding earned by the Company in a particular quarter. Research and development expenses increased as a percentage of revenues in the second quarter of 1996 and the third quarter of 1997 due to unusually high contract engineering and pre-production charges associated with the launch of PS1000 products and the AnyFlow 5000 products, respectively. During the third quarter of 1996, the Company earned higher than typical NRE funding, which commensurately reduced research and development expenses in that quarter. The Company anticipates that research and development expenses will continue to increase in absolute dollars as the Company continues to increase the number of research and development personnel and incurs pre-production charges associated with new products.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses consist mainly of employee-related expenses, commissions to sales representatives and trade exhibition and facilities expenses. During the first three quarters of 1996, selling, general and administrative expenses increased in absolute dollars and as a percentage of revenues due primarily to increased commissions on higher sales, increased product marketing costs associated with the introduction of new products, the establishment of a sales office in Boston and additional personnel. In the third quarter of 1996, selling, general and administrative expenses increased to 35.7% of revenues, due in part to the Company's move to new facilities with higher rent. In the second quarter of 1997, selling, general and administrative expenses increased to $1.5 million from $1.1 million in the first quarter of 1997, due primarily to the hiring of additional sales and marketing personnel. The Company anticipates that selling, general and administrative expenses will continue to increase in absolute dollars due to increased sales activity as well as costs associated with being a publicly held company.

  Fluctuations in the Company's operating results have occurred in the past and are likely to occur in the future due to a variety of factors, any of which may have a material adverse effect on the Company's operating results. In particular, the Company's quarterly results of operations may vary significantly due to general business conditions in the networking equipment and semiconductor industries, changes in demand for the networking equipment products of the Company's customers, the timing and amount of orders from the Company's network equipment vendor customers, cancellations or delays of customer product orders, new product introductions by the Company or its competitors, cancellations, changes or delays of deliveries of products to the Company by its suppliers, increases in the costs of products from the Company's suppliers, fluctuations in product life cycles, price erosion, competition, changes in the mix of products sold by the Company, availability of semiconductor foundry capacity, variances in the timing and amount of nonrecurring engineering funding and operating expenses, seasonal fluctuations in demand, intellectual property disputes and general economic conditions. The Company has at times recognized a substantial portion of its revenues in the last month of a quarter. Since a large portion of the Company's operating expenses, including rent, salaries and capital lease expenses, is fixed and difficult to reduce or modify, if revenue does not meet the Company's expectations, the material adverse effect of any revenue shortfall will be magnified by the fixed nature of these operating expenses. All of the above factors are difficult for the Company to forecast, and these and other factors could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's lengthy sales cycle limits its visibility regarding future financial performance. As a result of all of the foregoing, there can be no assurance that the Company will be able to sustain profitability on a quarterly or an annual basis. Moreover, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indicative of future operating results. The Company's operating results in a future quarter or quarters are likely to fall below the expectations of public market analysts or investors. In such event, the price of the Company's Common Stock will likely be materially adversely affected.

  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

  Revenues. Revenues increased from $7.0 million for the nine months ended September 30, 1996 to $14.3 million for the nine months ended September 30, 1997. This increase in revenues reflects the increased acceptance of the Company's ATMS2000 and PS1000 families of network processors by new and existing customers.

  Cost of Revenues; Gross Profit. Cost of revenues increased from $2.4 million for the nine months ended September 30, 1996 to $4.3 million for the nine months ended September 30, 1997 reflecting increased sales of the Company's network processors to new and existing customers, including volume shipments of the Company's PS1000 product family. Gross margin increased from 65.3% for the nine months ended September 30, 1996 to 70.1% for the nine months ended September 30, 1997. Gross margin was lower in the first nine months of 1996 as a result of higher costs associated with the commencement of volume production during this period.

  Research and Development Expenses, Net. Net research and development expenses increased from $2.2 million for the nine months ended September 30, 1996 to $5.4 million for the nine months ended September 30, 1997 due to the addition of research and development personnel and associated costs. As a percentage of total revenues, research and development expenses were 30.8% and 37.8% for the nine months ended September 30, 1996 and 1997, respectively, reflecting a substantial increase in the Company's investment in research and new product development in the second and third quarters of 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $2.2 million for the nine months ended September 30, 1996 to $4.1 million for the nine months ended September 30, 1997 due primarily to increased sales commissions on higher sales, increased product marketing costs associated with new products, additional personnel, higher costs associated with the Company's new facility and the establishment of a sales office in Boston.

  Interest Income. Interest income reflects interest earned on average cash, cash equivalents and short-term investment balances. Interest income was $330,000 and $212,000 for the nine months ended September 30, 1996 and 1997, respectively, reflecting a decrease in cash balances and investments from period to period.

  Interest Expense. Interest expense reflects interest on borrowings against lease lines to finance the acquisition of capital equipment. Interest expense was $81,000 and $101,000 for the nine months ended September 30, 1996 and 1997, respectively.

  Provision for Income Taxes. Due to the utilization of net operating loss carryforwards, the provision for income taxes in the first nine months of 1996 and 1997 consisted solely of federal and state alternative minimum taxes.

  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

  Revenues. Revenues for 1994, 1995 and 1996 were $165,000, $577,000 and $10.5 million, respectively. The Company commenced sales of its network processors in late 1995 and substantially increased shipments to its customers in 1996.

  Cost of Revenues; Gross Profit. Cost of revenues was $23,000, $304,000 and $3.6 million in 1994, 1995 and 1996, respectively, reflecting increased sales in these periods. Gross margin was 86.1%, 47.3% and 66.0% for 1994, 1995 and 1996, respectively. In 1994, revenues were primarily attributable to sales of reference design kits. In 1995, the Company commenced shipments of its first ATMS2000 products, and cost of revenues reflected start-up manufacturing costs. In 1996, increased gross margin reflected increased production volumes resulting in lower unit prices paid to the Company's contract manufacturers.

  Research and Development Expenses, Net. Net research and development expenses were $132,000, $1.8 million and $3.3 million in 1994, 1995 and 1996, respectively. Research and development expenses as a percentage of revenues were 80.0%, 312.3% and 31.5% in 1994, 1995 and 1996, respectively. The increases in research and development expenses in absolute dollars primarily reflected the addition of personnel and related costs during these periods. The decrease in research and development expenses as a percentage of revenues in 1996 reflected the substantial increase in product shipments in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were $298,000, $1.2 million and $3.2 million in 1994, 1995 and 1996, respectively. These increases in absolute dollars were primarily due to increased commissions on higher sales, increased product marketing costs associated with new products, additional personnel, costs associated with the Company's new facility commencing in September 1996 and the establishment of a sales office in Boston. Selling, general and administrative expenses as a percentage of total revenues were 180.6%, 199.5% and 30.7% in 1994, 1995 and 1996, respectively. The decrease in selling, general and administrative expenses as a percentage of revenues in 1996 reflected the substantial increase in product shipments in 1996.

  Interest Income. Interest income totaled $64,000, $146,000 and $427,000 in 1994, 1995 and 1996, respectively. The increases reflect interest earned on higher balances of cash, cash equivalents and short-term investments resulting from sales of Preferred Stock in July 1994 and November 1995.

  Interest Expense. Interest expense totaled $2,000, $42,000 and $110,000 in 1994, 1995 and 1996, respectively. The increase in interest expense resulted from increased borrowing against established lease lines to finance the acquisition of additional capital equipment.

  Provision for Income Taxes. The provision for income taxes of $17,000 in 1996 represents federal and state alternative minimum taxes. No current provisions for income taxes were recorded in 1994 or 1995 as the Company incurred net operating losses for income tax purposes from July 12, 1994, the date on which the Company elected to be taxed as a Subchapter C corporation, through December 31, 1995. In addition, no deferred benefit for income taxes was recorded in 1994 or 1995 as the Company was in a net deferred tax asset position for which a full valuation allowance was provided.

  At December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $2.0 million and $700,000, respectively. The federal net operating loss carryforwards expire in 2010. The state net operating loss carryforwards expire in 2000. As of December 31, 1996, the Company also had research and development credit carryforwards for federal and state tax purposes of approximately $169,000 and $145,000, respectively. The federal research and development credit carryforwards expire beginning in 2009 through 2011. The state research and development credit carryforwards expire beginning in 1999 through 2001.

  Under the tax reform act of 1986, the amount of net operating losses that can be utilized may be limited in certain circumstances including, but not limited to, a cumulative stock ownership change of more than 50% over a three-year period. See Note 5 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  From inception, the Company has financed its operations and capital requirements primarily through sales of Preferred Stock. Net cash used in operations for the years ended December 31, 1994, 1995 and 1996 was $130,000, $1.8 million and $859,000, respectively. To the extent that the Company is unable to fund its working capital needs in the future through cash generated from operations, it may seek additional funds through public or private financing or from other sources. At September 30, 1997, the Company had $5.4 million in cash, cash equivalents and short-term investments, a decrease of $902,000 from December 31, 1996. This decrease was primarily attributable to an increase in accounts receivable resulting from increased sales and an increase in the purchase of capital assets. The Company expects that accounts receivable will continue to increase to the extent that the Company's revenues continue to rise and that the Company will continue to increase its investment in capital assets to support expansion of its operations. Any such increase can be expected to reduce cash, cash equivalents and short-term investments. As of September 30, 1997, the Company had an accumulated deficit of $1.5 million.

  In April 1997 the Company entered into a $5.0 million revolving bank credit facility, which bears interest at the bank's prime rate, and a $3.0 million bank lease line, which bears interest at the bank's prime rate plus .5%. Both facilities expire in April 1998. At September 30, 1997, the Company had not made any borrowings under either facility. As of such date, however, the Company had $709,000 in borrowings under two prior lease facilities. See Notes 4 and 9 of Notes to Financial Statements.

  Through September 30, 1997, the Company had acquired approximately $4.6 million in capital assets. The Company intends to purchase approximately $1.5 million of additional capital assets during the remainder of 1997, but currently has no other significant commitments to acquire capital assets. A portion of the Company's future capital expenditures will be devoted to enhancing and expanding the Company's operational, financial and management information systems. The Company expects such expenditures to be funded in part out of working capital, and in part through existing and future credit and lease facilities.

  The Company uses a number of independent suppliers to manufacture substantially all of its products. As a result, the Company relies on these suppliers to allocate to the Company a sufficient portion of foundry capacity to meet the Company's needs and deliver sufficient quantities of the Company's products on a timely basis. See "Risk Factors--Dependence on Independent Manufacturers." These arrangements allow the Company to avoid utilizing its capital resources for manufacturing facilities and work-in-process inventory and focus substantially all of its resources on the design, development and marketing of its products. The Company expects to assume more responsibility for managing product manufacturing in the future, which may entail additional expenditures. The Company anticipates that any such expenditures will be funded by working capital.

  Net cash provided by (used in) financing activities was $3.0 million, $7.1 million, ($252,000) and ($148,000) in 1994, 1995, 1996 and the first nine months of 1997, respectively, resulting primarily from the issuance of $3.1 million of Preferred Stock in 1994 and $7.2 million of Preferred Stock in 1995, and the repayment of principal on capital lease obligations in 1996 and the first nine months of 1997, respectively.

  The Company requires substantial working capital to fund its business, particularly to finance accounts receivable and inventory, and for investments in property and equipment. The Company's need to raise capital in the future will depend on many factors, including the rate of sales growth, market acceptance of the Company's existing and new products, the amount and timing of research and development expenditures, the timing and size of acquisitions of businesses or technologies, the timing of the introduction of new products and the expansion of sales and marketing efforts. There can be no assurance that additional equity or debt financing, if required, will be available on terms satisfactory to the Company, if at all. See "Risk Factors--Need for Additional Capital." The Company believes the net proceeds of this offering combined with its existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's needs for at least the next 12 months, although the Company could seek to raise additional capital during that period.

                                   BUSINESS

  MMC Networks is a leading developer and supplier of network processors-- high-performance, open-architecture, software-programmable processors optimized for networking applications. The Company's network processors form the core silicon "engines" of LAN and WAN switches and routers, and are designed to allow network equipment vendors to rapidly develop high-performance, feature-rich, cost-effective products supporting a broad range of networking functions. MMC Networks' customers employ the Company's network processors to develop and market multi-gigabit, wire-speed switches and routers with advanced features such as Layer 3 switching, internetworking of LANs and WANs, security, class of service, quality of service and network management. The Company's current products, the PS1000 and ATMS2000 families of network processors, provide the core functionality of high-performance Fast Ethernet and ATM network switches, respectively. The Company believes that network equipment vendors are able to reduce design and development costs and accelerate product development cycles for high-performance routers and switches by using the Company's products. All of the Company's products are based on the Company's proprietary ViX architecture, which enables network equipment vendors to easily and cost-effectively implement high-performance value-added features in their switch and router products.

  To date, the Company has achieved more than 35 design wins with 27 network equipment vendors, of which eight (Cisco, Fujitsu, Hitachi, Ipsilon, NEC, Olicom, SNT and Toshiba) are shipping networking products that incorporate the Company's network processors. MMC Networks outsources all of its semiconductor manufacturing, allowing the Company to focus its resources on designing, developing and marketing its network processor products.

INDUSTRY BACKGROUND

  The proliferation of high-performance personal computers, workstations and servers along with the growing reliance on increasingly data-intensive networked applications has resulted in dramatic growth in traffic over data networks. In addition, as organizations and individuals increasingly rely on intranets and the Internet, networks have been extended to connect branch offices, home offices, mobile users and, more recently, customers and suppliers. The rise in data traffic has been accompanied by substantial growth in the number of protocols employed in LAN and WAN networking, including Ethernet, Token Ring, Fiber-Distributed Data Interface ("FDDI"), WAN serial lines, X.25, Frame Relay and dial-up access. More recently, Fast Ethernet, Gigabit Ethernet, higher-speed Frame Relay and ATM networks are beginning to be deployed. These trends continue to drive demand for high-performance networking equipment that supports internetworking a variety of types of LANs and WANs.

  As the size and performance requirements of networks have grown, network equipment vendors have increasingly focused on advanced switching and routing devices to enable large-scale, high-performance networks. Known as Layer 3 switches, IP switches, high-speed routers or switching routers, these devices are designed to enable a network hierarchy that facilitates the implementation of such networks. In addition to improved performance and multiprotocol connectivity, enterprises and network service providers are increasingly demanding networking equipment that supports a broad variety of advanced features, without compromising performance. For example, as the reach of enterprise data networks has spread to WANs and the Internet, network administrators need security at multiple points in the network. As businesses become more dependent on intranets and the Internet, they are increasingly focused on differentiated classes or priorities of service for certain of their applications and users to make more efficient use of networking resources. Similarly, new applications such as video conferencing, multimedia training and Internet telephony require end-to-end quality of service guaranteed across entire networks. Finally, in order to implement advanced features and functionality across complex, high speed networks, network administrators also need better network management capabilities to help them analyze the traffic flowing through the network, to anticipate traffic growth and to quickly isolate and solve network problems.

  While attempting to respond to customer demands for more performance, new capabilities, greater security and better management, network equipment vendors face growing competition, evolving networking standards and increasing market segmentation. Rapid growth in the data networking industry has attracted a multitude of new entrants who are competing with or, in many instances, are being acquired by major network equipment vendors. To compete effectively, network equipment vendors must improve their time-to-market and lower their costs while continuing to increase performance and add advanced features and differentiated functionality. At the same time, network equipment vendors must support multiple evolving industry standards and protocols and must address the diverse needs of customers in an increasingly segmented networking market. For example, a small office may require a simple network built with one Ethernet LAN switch, a large corporation may require multiple Fast Ethernet high-speed routers connected to an ATM campus backbone switch, and an Internet service provider may require a dedicated OC-3 or SDH-1 backbone switch with downlinks that support dedicated and dial-up connectivity.

  In order to address the needs of their increasingly diverse customer base and provide support for a broad array of networking protocols and functionalities without substantially degrading performance, network equipment vendors have employed increasingly capable semiconductor devices in their networking equipment, the most important being those used as the switching or routing "engines." Network equipment vendors have traditionally relied on two general approaches for these semiconductor engines: general purpose processors which are software-programmable or custom-developed ASICs. Each of these approaches has advantages but involves significant trade-offs with respect to performance, feature implementation, time-to-market and cost. Switches and routers utilizing general purpose processors can be brought to market relatively rapidly, can be easily adapted to changes in industry protocols and standards and can be programmed in software to add additional features, but these benefits are usually not achievable without significant performance degradation or unacceptably high unit production cost. Alternatively, switches and routers based on ASICs can be designed to achieve high performance and produced at relatively low unit cost, but the ASIC development cycle is usually too time consuming to permit the development of high-performance ASICs with advanced feature sets while meeting network equipment vendors' time-to-market constraints. In addition, ASICs involve the risk of additional delays associated with multiple iterations that may be required in the ASIC development cycle, provide little flexibility to conform to rapidly evolving standards and protocols and lack the full feature support that would allow them to address multiple segments of the networking market. Consequently, neither approach achieves network equipment vendors' requirements for high performance and advanced features without imposing an unacceptable time-to-market and/or cost burden.

MARKET OPPORTUNITY FOR NETWORK PROCESSORS

  The Company believes that these market trends have created a significant opportunity for network processors--high-performance, open-architecture, software-programmable processors optimized for networking applications. These network processors enable the design and development of switching and routing solutions that incorporate advanced features, operate without significant performance degradation, address evolving standards and multiple market segments through software programmability, and can be produced in a cost-efficient manner and within the time-to-market constraints of the competitive networking equipment market. The Company believes that network processors offer network equipment vendors the ability to reduce the time and expense involved in developing customized chip sets for individual network switching products, while allowing vendors to focus on developing networking systems which are powerful, cost-effective, differentiated and feature-rich to satisfy the needs of their increasingly diverse customer bases.

MMC NETWORKS' SOLUTION

  MMC Networks is a leading developer and supplier of network processors enabling a new generation of high-performance networking equipment. These network processors are designed to allow network equipment vendors to rapidly develop high-performance, feature-rich, cost-effective, scalable LAN and WAN switches and routers targeting the specific needs of distinct customer segments. The Company believes that, by designing-in the Company's network processors, network equipment vendors can simultaneously reduce development costs, accelerate time-to-market and focus on enhancing system differentiation with advanced features and functionality. Using the Company's network processors as building blocks, MMC Networks' customers are offering or designing multi-gigabit, wire-speed switches and routers with enhanced features including internetworking among multiple types of LANs and WANs, security, class of service, quality of service and network management without significant performance degradation.

  The Company currently offers the PS1000 Fast Ethernet and ATMS2000 ATM families of network processors. All of the Company's products are based on the Company's ViX architecture, which is designed to enable network equipment vendors to construct cost-effective, high-bandwidth, high-port-count, feature-rich, modular and stand-alone switches and routers. The Company's proprietary Per Flow Queuing ("PFQ") technology extends the ViX architecture to support class of service and quality of service for network switches. To date, the Company has achieved more than 35 design wins with 27 network equipment vendors, of which eight (Cisco, Fujitsu, Hitachi, Ipsilon, NEC, Olicom, SNT and Toshiba) are shipping networking products that incorporate the Company's network processors.

MMC NETWORKS' STRATEGY

  MMC Networks' strategy is to enable network equipment vendors to rapidly develop and introduce differentiated products by leveraging the high-performance, feature-rich, software-programmable and cost-effective network processors offered by the Company. Key elements of the Company's strategy include the following:

  Target High-Growth Markets. MMC Networks' network processors target the rapidly growing enterprise and service provider markets. These markets require high-performance, feature-rich, mid- to high-end LAN and WAN networking equipment solutions. The Company believes that as these markets continue to grow, they will become increasingly specialized. Consequently, network equipment vendors will need to deliver a broader mix of products in order to satisfy increasingly sophisticated and diverse customer performance and feature requirements. The Company focuses on the design and development of network processors that enable network equipment vendors to rapidly design and bring to market a broad variety of differentiated networking solutions meeting the performance and feature requirements of this evolving market.

  Facilitate Customer Success. Increasing competition and evolving networking standards have exerted and will continue to exert pressure on network equipment vendors to introduce new products rapidly and cost-effectively. MMC Networks' network processors are designed to improve network equipment vendors' time-to- market and lower their development costs by providing them with software programmable processing functionality to enable them to address evolving standards and multiple market segments. The Company works closely with its customers to design network processors that enable performance and functionality compatible with such customers' current and future needs and that complement network equipment vendors' product development efforts.

  Extend Technology Leadership. MMC Networks has made substantial investments in the technologies that underlie its network processors, with the goal of setting new price/performance benchmarks and enabling the widespread use of sophisticated networking functionality. For example, the Company's ViX architecture, which forms the basis of all of its products, is designed to enable network equipment vendors to implement value-added features without significant performance degradation. MMC Networks is continually developing new technologies for its network processors, such as the Company's next generation network processors, which are designed to integrate the processing of data from different protocols.

  Leverage Fabless Semiconductor Model. MMC Networks seeks to leverage the flexibility of its fabless semiconductor business model to lower technology and production risks, increase profitability and reduce time-to-market. The Company's fabless model allows it to focus on its core network processor design competencies, while minimizing the capital and operating infrastructure requirements. In addition, the Company's reliance on mainstream semiconductor design and manufacturing technologies rather than newer, more expensive manufacturing processes reduces the risks inherent in newer, less proven process technologies.

TECHNOLOGY

  MMC Networks' network processors are high-performance, multi-gigabit, open-architecture, software-programmable processors with instruction sets that have been optimized for processing and switching data, voice and video packets and cells. The Company believes that the key underlying technologies employed in its network processors give it a substantial competitive advantage. The core technologies employed in current products or to be implemented in future products include the Company's ViX architecture, Per-Flow Queuing technology, Direct Replication Engine technology, Virtual SAR technology and Programmable BitStream Processor technology.

  ViX Architecture. The ViX architecture is a switch fabric architecture that uses a patented point-to-point connection matrix that permits the use of a wide, centralized, shared-memory structure, while separating control information from user data. The ViX architecture's use of "point-to-point connections" is designed to enable network equipment vendors to easily scale the number of ports in their switches and routers, unlike shared-bus architectures that run into clock frequency, bus capacitance and pin count limitations. The use of a "wide, centralized shared-memory structure" enables network equipment vendors to scale the bandwidth and amount of buffer memory, unlike crossbar architectures which become increasingly expensive as bandwidth and buffer requirements increase. The "separation of control information from user data" enables network equipment vendors to more easily implement high-performance processing, queuing, replication and switching functions for networking applications, unlike shared-bus and crossbar architectures, which may require complex processors to coordinate multiple functions across multiple ports and the replication of user data within their buffers. In addition, the ViX architecture is designed as an open architecture, providing external access to the appropriate timing and control signals, which enables network equipment vendors to more easily implement differentiated features and functionality.

  Per-Flow Queuing Technology. All networking switches and routers must buffer data when networks become congested. Networks that use conventional switches and routers usually buffer data on a linear, first-in-first-out ("FIFO") basis. As data accumulates in the buffer, new data sits "behind" all of the information that previously arrived at the switch/router. High-priority information sent to that switch or router is not distinguished from other data and is therefore "stuck" in the back of the buffer until such other data is sent. MMC Networks' PFQ technology is designed to alleviate the limitations of FIFO queuing by assigning each piece of data to its own unique queue and then scheduling the sending of the data according to software-programmable algorithms developed by the network equipment vendor, thus allowing the switch or router to implement class of service or quality of service functionality. Switches and routers incorporating PFQ technology can be designed to support up to 500,000 queues, providing enough queues for large-scale networks.

  Direct Replication Engine Technology. When data must be broadcast to all ports on a switch or router or "multicast" to select ports, routers and switches must replicate data packets for each port connection. This process may significantly degrade performance. MMC Networks' Direct Replication Engine technology is designed to provide wire-speed multicast and broadcast capability by leveraging the separation of control information from user data enabled by the ViX architecture. This capability allows the switch or router to store a single copy of the data to be transmitted and replicate it to multiple ports in a single instruction cycle.

  Virtual SAR Technology. Conventional switches and routers use expensive segmentation and reassembly ("SAR") chips to convert frames to cells and vice versa, thus enabling the internetworking of ATM with Ethernet, frame relay and other packet-based protocols. The Company's Virtual SAR technology, which will be implemented in its next generation of network processors, is expected to provide the ability to convert frames to cells and vice versa, thus eliminating the need for expensive external SAR chips.

  Programmable BitStream Processor Technology. MMC Networks' Programmable BitStream Processor technology, which will be incorporated in its next generation of network processors, is expected to perform control information processing functionality including real-time parsing, matching and table look-up, as well as bit stream manipulations such as adding, deleting, substituting, appending and pre-pending. This functionality is expected to enable network equipment vendors to build high-performance switches and routers with additional services that address network security, class of service and quality of service and improve management throughout the network.

TARGET MARKETS AND PRODUCTS

  MMC Networks' products serve two primary markets: the enterprise network market and the service provider market. The Company's Fast Ethernet and ATM products are being designed into networking equipment intended for both of these markets. The following table summarizes selected product and service applications within each of these markets:

          ENTERPRISE NETWORK                  SERVICE PROVIDER SERVICES

 Wiring Closet      Remote Access        Internet              Voice
 Power Workgroup    WAN Backbone         Frame Relay           Cable
 Campus Backbone                         ATM                   Dial
                                         xDSL

  The Company's PS1000 and ATMS2000 product families provide the core functionality for Fast Ethernet and ATM switches and routers developed by network equipment vendors targeting both the enterprise network and service provider markets. The Company also offers reference design kits, which assist customers in their technical evaluation of the Company's products. See "-- Technology."

  The PS1000 Family. The PS1000 network processor family implements the core functionality of a high- performance Fast Ethernet switch, provides extensions for layer 3 routing and is optimized for power workgroup, wiring closet and LAN backbone applications. The PS1000 network processor family enables network equipment vendors to build low-cost, highly-integrated solutions supporting scalable port densities from eight to 128 10-Mbps Ethernet ports, and up to 16 100-Mbps Fast Ethernet ports with the option of one or two ATM uplinks. The flexible PS1000 ViX-based architecture allows a high degree of customer product differentiation in terms of bandwidth segmentation, port type implementations, support for external frame forwarding, prioritization and uplinks.

  The following table sets forth MMC Networks' PS1000 product family:

                                                                 DATE OF
    PRODUCT                    DESCRIPTION                     INTRODUCTION
  PS1001 PSP   Packet switch processor which provides the   Second quarter
               central core of the switching operation       1996
  PS1002 FEIU  Fast Ethernet interface unit comprised of    Second quarter
               four 10/100-Mbps full-duplex Fast Ethernet   1996
               MAC ports
  PS1003 EIU   Ethernet interface unit comprised of six     Fourth quarter
               10-Mbps MAC ports and two 10/100-Mbps MAC    1996
               ports
  PS1004 AIU   ATM interface unit that provides an ATM      Third quarter 1997
               uplink for Ethernet switches
  PS1005 ARL   Address resolution logic device that         Third quarter 1996
               provides full frame forwarding and
               filtering logic
  PS1007 NCB   Network component interconnect ("NCI") bus   Third quarter 1996
               to CPU bridge
  PS1008 NPB   NCI bus to PCI bus bridge                    Second quarter
                                                            1997

  A 16-port full-duplex Fast Ethernet switch can be constructed using a set of four PS1001s, four PS1002s, four PS1005s, and either a PS1007 or PS1008. This chip set is priced at approximately $1,125 per set in quantities of 1,000 per year. PS1004 processors may be used to add optional ATM uplinks to the switch.

  The ATMS2000 Family. The ATMS2000 network processor family provides the core functionality of a high-performance ATM switch and the capabilities for layer 3 routing. The ATMS2000 network processor family is optimized for feature-rich building or campus backbones, power workgroups and WAN access. The ATMS2000 network processor family provides a cost-effective solution for 2.5- or 5-Gbps switches and routers with port densities of up to 32 OC-3 ports or eight OC-12 ports. The flexible ViX-based architecture enables the centralized implementation of value-added features such as PFQ, as well as customer-defined features, without the need to change any of the linecards in the network.

   The following table sets forth MMC Networks' ATMS2000 product family:

                                                                  DATE OF
    PRODUCT                    DESCRIPTION                     INTRODUCTION
  ATMS2001     Memory access buffer which acts as an         Second quarter
  MBUF         interface between the ATMS2002 PIF and a      1995
               common memory bank

  ATMS2002 PIF Port interface which interfaces the           Second quarter
               ATMS2000 switch core with ATM Physical        1995
               Layer Devices

  ATMS2003     Switch controller which manages data queues   Second quarter
  SWC1         and provides an interface to the CPU          1995

  ATMS2004     Switch controller which manages the reading   Second quarter
  SWC2         and writing of data to various external       1995
               data structures and performs pipeline
               control

  ATMS2101     Optional feature chip set that monitors and   First quarter 1997
  XChecker     polices cell traffic, providing statistics,
               usage parameter control and/or packet
               discard

  ATMS2110     Optional feature chip set that offloads       First quarter 1997
  XPort        cell reception and transmission from the
               CPU

  ATMS2200     Co-processor that implements PFQ              Second quarter
  XStream                                                    1997

  A 32-port OC-3 5-Gbps switch or router utilizing the Company's ATMS2000 network processor requires six ATMS2001s, eight ATMS2002s and one each of the ATMS2003 and ATMS2004. This chip set is priced at approximately $2,000 per set in quantities of 1,000 per year. The ATMS2101, ATMS2110 and ATMS2200 may be used to add additional features to the network processor.

  The AnyFlow 5000 Family. MMC Networks' forthcoming AnyFlow 5000 network processor family is designed to implement the Company's new Virtual SAR and Programmable BitStream Processor technologies. The AnyFlow 5000 family will employ a modular design which is expected to enable a wide range of networking equipment, including both Ethernet and ATM switches and routers. The AnyFlow 5000 network processors are designed to provide Layer 3 switching and routing with quality of service and packet/cell internetworking at a bandwidth of 20 Gbps and with throughput of up to 20 million packets-per-second. AnyFlow network processors are expected to scale up to 128 Fast Ethernet or ATM OC-3 ports, 16 Gigabit Ethernet ports or 32 ATM OC-12 ports. The Company anticipates that the samples of the first AnyFlow 5000 products will be available in the fourth quarter of 1997, and that the products will be commercially available in 1998. Samples of the Programmable BitStream Processor are expected to be available in the first quarter of 1998. No assurance can be given that the AnyFlow product line will become commercially available on a timely basis, will provide the functional and performance advantages expected by customers, or will find market acceptance.

  Reference Design Kits. To facilitate the adoption by network equipment vendors and speed the design cycle for its network processors, MMC Networks designs and makes available system-level reference design kits. The Company's reference design kits include a reference machine, schematics, layout details, documentation and firmware, including device drivers and diagnostic software. Source code for the reference machines can be licensed from the Company, as can the bus models for those companies who design their own interfaces to the network processors.

  Products Under Development. The Company expects to continue to enhance and refine its network processors, while adding additional operational features designed to make the Company's products more attractive to a wide range of network equipment vendors.

CUSTOMERS

  MMC Networks sells its products to a variety of network equipment vendors. To date, the Company has achieved more than 35 design wins with 27 network equipment vendors, of which eight (Cisco, Fujitsu, Hitachi, Ipsilon, NEC, Olicom, SNT and Toshiba) are shipping networking products that incorporate the Company's network processors. To qualify as a design win, a network equipment vendor must have (i) purchased network processor prototypes, a reference design kit or software drivers from the Company and (ii) commenced development of a product incorporating the Company's network processors. During the design-in process, the Company works closely with each customer to assist in resolving technical questions and to help the customer achieve volume production of its products. Achieving a design win with a network equipment vendor provides no assurance that such network equipment vendor will ultimately ship products incorporating the Company's network processors.

  For the nine months ended September 30, 1997, sales to Cisco and Hitachi accounted for 30.4% and 16.6% of the Company's total revenues, respectively. For the year ended December 31, 1996, sales to Cisco and Hitachi accounted for 51.0% and 10.3% of total revenues, respectively. In addition, sales to Mitsui Comtek Corp., a distributor which serves Japan, accounted for 20.0% and 14.7% of the Company's total revenues for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. The Company currently has purchase agreements with Cisco, Olicom and Optical Data Systems, Inc. None of the Company's customer purchase agreements contains a minimum purchase requirement. Customers typically purchase the Company's products pursuant to short-term purchase orders that may be canceled without charge if notice is given within an agreed-upon period. The Company's future success depends in significant part upon the decision of the Company's current and prospective customers to continue to purchase products from the Company. There can be no assurance that the Company will retain its current network equipment vendor customers or that it will be able to recruit additional customers. The loss of one or more of the Company's customers or the inability of the Company to successfully develop relationships with additional significant network equipment vendors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors-- Customer Concentration."

SALES, MARKETING AND TECHNICAL SUPPORT

  The Company targets customers based on industry leadership, technology leadership and target applications. The Company maintains close working relationships with its customers in order to design and develop solutions which specifically address their needs. The Company markets its products through a direct sales and marketing organization, headquartered in Sunnyvale, California, with a sales office in Boston, and through sales representatives in the United States, Canada, Israel, Japan, Taiwan and the United Kingdom. Sales representatives are selected for their understanding of the networking marketplace and their ability to provide effective field sales support for MMC Networks' products. The Company's relationships with many of its representatives have been established within the last year, and the Company is unable to predict the extent to which some of these representatives will be successful in marketing and selling the Company's products.

  Sales to U.S. customers account for the substantial majority of MMC Networks' revenues. Although the Company has a number of international customers, substantially all of these customers currently order through, and receive shipments at, their U.S. operations.

  The Company has a number of marketing programs designed to inform network equipment vendors about the capabilities and benefits of the Company's products. The Company's marketing efforts include participation in industry trade shows, technical conferences and technology seminars, preparation of competitive analyses, sales training, publication of technical and educational articles in industry journals, maintenance of MMC Networks' World Wide Web site, advertising and direct mail distribution of Company literature.

  Technical support to customers is provided through factory system engineers and, if necessary, product designers and architects. Local field support is provided in person or by telephone. The Company plans to hire additional support staff for remote offices, as the need arises. The Company believes that providing network equipment vendors with comprehensive product service and support is critical to maintaining a competitive position in the networking market and is critical to shortening customers' design-in cycles. The Company works closely with its customers to monitor the performance of its product designs and to provide support at each stage of customer product development.

RESEARCH AND DEVELOPMENT

  The Company's success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion new products and enhancements to its existing products that meet changing customer requirements and emerging industry standards. MMC Networks has made and plans to continue to make substantial investments in research and development and to participate in the development of industry standards.

  The Company focuses its development efforts on network processor product development. Before a new product is developed, the Company's research and development engineers work with marketing managers and customers to develop a comprehensive requirements specification. After the product is designed and commercially released, Company engineers continue to work with customers on early design-in efforts to understand requirements for future generations and upgrades. Most of the Company's engineers are involved in algorithm and chip design and verification. In addition, the Company also has a group of software engineers and reference machine designers.

  The Company's research and development expenditures, net of nonrecurring engineering funding, totaled $5.4 million in the first nine months of 1997 and $3.3 million in the year ended December 31, 1996, representing 37.8% and 31.5% of revenues for such periods, respectively. Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities and subcontracting costs. These expenses are reduced by non-recurring engineering fees paid by the Company's customers to facilitate product development projects. Currently, there are 41 employees and full-time contractors engaged in research and development. The Company performs its research and product development activities at its headquarters in Sunnyvale, California. The Company is seeking to hire additional skilled development engineers, who are currently in short supply. The Company's business, operating results and financial condition could be adversely affected if it encounters delays in hiring additional engineers. See "Risk Factors--Dependence on Key Personnel and Hiring of Additional Personnel."

  The Company's future performance depends on a number of factors, including its ability to identify emerging technological trends in its target markets, develop and maintain competitive products, enhance its products by adding innovative features that differentiate its products from those of competitors, bring products to market on a timely basis at competitive prices, properly identify target markets and respond effectively to new technological changes or new product announcements by others. No assurance can be given that the Company's design and introduction schedules for any additions and enhancements to its existing and future products will be met, that these products will achieve market acceptance, or that these products will be able to be sold at ASPs that are favorable to the Company. In evaluating new product decisions, the Company must anticipate well in advance the future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, industry standards and competitive product offerings. The Company must also continue to make significant investments in research and development in order to continually enhance the performance and functionality of its products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for the Company to remain competitive are inherently complex and require long development cycles. Such innovations must be completed before developments in networking technologies or standards render them obsolete and must be sufficiently compelling to induce network equipment vendors to favor them over alternative technologies. Moreover, the Company must generally incur substantial research and development costs before the technical feasibility and commercial viability of a product line can be ascertained. There can be no assurance that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements or that the Company will be able to secure the financial resources necessary to fund future development. The failure to successfully develop new products on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors-- New Product Development and Technological Change."

MANUFACTURING

  Currently, the Company outsources all of its semiconductor manufacturing, assembly and test. The Company's suppliers currently deliver fully assembled and tested products on a turnkey basis. This "fabless" semiconductor manufacturing model allows the Company to focus substantially all of its resources on the design, development and marketing of products and significantly reduces the capital requirements of the Company.

  In 1995 and 1996, MMC Networks subcontracted its semiconductor manufacturing to Oki Semiconductor and NEC in Japan and Motorola, Inc. in the United States. In 1997, the Company added TSMC in Taiwan. In 1998, it is expected that a growing percentage of the Company's production will be contracted to TSMC and potentially other new suppliers as new products reach volume production. The Company chose these four manufacturers in large part due to their conformance with international standards of technology, their capacity, their quality and their support for the state-of-the-art design tools used by MMC Networks. Only one of the Company's products is currently manufactured by more than one supplier.

  MMC Networks uses mainstream CMOS processes for the manufacturing of its products instead of depending on leading edge processes in order to help reduce technical risks and production capacity constraints. The Company's main products currently are fabricated in .5 and .8 micron CMOS. The Company continuously evaluates the benefits, on a product-by-product basis, of migrating to a smaller geometry process in order to reduce costs, and has commenced migration of certain products to smaller geometries. The Company believes that transitioning its products to increasingly smaller geometries will be important for the Company to remain competitive. No assurance can be given that future process migration will be achieved without difficulty.

  Since the Company places its orders on a purchase order basis and does not have a long term volume purchase agreement with any of its existing suppliers, any of these suppliers may allocate, and in the past have allocated, capacity to the production of other products while reducing deliveries to the Company on short notice. The Company has recently experienced delays in obtaining an adequate supply of certain of its products from one supplier, as well as certain problems regarding the quality of the products delivered by that supplier, and as a result has begun obtaining such products from an alternative supplier. There can be no assurance that the Company will not have similar or more protracted problems in the future with existing or new suppliers. In the event of a loss of, or a decision by the Company to change, a key supplier or foundry, qualifying a new supplier or foundry and commencing volume production could involve delay and expense, resulting in lost revenues, reduced operating margins and possible detriment to customer relationships.

  The Company must place orders approximately 12 to 14 weeks in advance of expected delivery. As a result, the Company has only a limited ability to react to fluctuations in demand for its products, which could cause the Company to have an excess or a shortage of inventory of a particular product. Moreover, any failure of global semiconductor manufacturing capacity to increase in line with demand could cause foundries to allocate available capacity to larger customers or customers with long-term supply contracts. The inability of the Company to obtain adequate foundry capacity at acceptable prices, or any delay or interruption in supply, could reduce the Company's product revenues or increase the Company's cost of revenues and could have a material adverse effect on the Company's business, financial condition and results of operations.

  In the future, the Company expects to change its supply arrangements to assume more of the product manufacturing responsibilities. Such changes will include contracting for wafer manufacturing and subcontracting for assembly and test rather than purchasing finished product. The Company has begun investing in design tools, libraries and personnel with the expectation of assuming greater manufacturing responsibilities by mid 1998. The assumption of greater manufacturing responsibilities involves additional risks including not only the risks discussed above, but also risks associated with variances in production yields, obtaining adequate test and assembly capacity at reasonable cost, and other general risks associated with the manufacture of semiconductors. In addition, the Company also expects that it may enter into volume purchase agreements pursuant to which the Company must commit to minimum levels of purchases and which may require up front investments. The inability of the Company to effectively assume greater manufacturing responsibilities or manage volume purchase arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Independent Manufacturers."

COMPETITION

  The data networking and semiconductor industries are intensely competitive and are characterized by constant technological change, rapid rates of product obsolescence and price erosion. The Company's PS1000 and ATMS2000 product families compete with products from companies such as Texas Instruments, Lucent Technologies, PMC-Sierra, Galileo Technology, Integrated Telecom and I-Cube. In addition, the Company expects significant competition in the future from major domestic and international semiconductor suppliers. The Company also may face competition from suppliers of products based on new or emerging technologies. Moreover, several established electronics and semiconductor suppliers have recently entered or indicated an intent to enter the switching and routing equipment market. In addition, many of the Company's existing and potential customers internally develop ASICs, general purpose processors, network processors and other devices which attempt to perform all or a portion of the functions performed by the Company's products.

  Many of the Company's current and prospective competitors offer broader product lines and have significantly greater financial, technical, manufacturing and marketing resources than the Company. In particular, companies such as Texas Instruments and Lucent Technologies have proprietary semiconductor manufacturing ability, preferred vendor status with many of the Company's customers, extensive marketing power and name recognition, greater financial resources than the Company and other significant advantages over the Company. In addition, current and potential competitors may determine, for strategic reasons, to consolidate, lower the prices of their products substantially or to bundle their products with other products. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. The Company believes that important competitive factors in its market are performance, price, length of development cycle, design wins with major network equipment vendors, support for new data networking standards, features and functionality, adaptability of products to specific applications, support of product differentiation, reliability, technical service and support and protection of products by effective utilization of intellectual property laws. Failure of the Company to compete successfully as to any of these or other factors could have a material adverse effect on its operating results. The failure of the Company to successfully develop and market products that compete successfully with those of other suppliers in the market would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company must compete for the services of qualified distributors and sales representatives. To the extent that the Company's competitors offer such distributors or sales representatives more favorable terms or a higher volume of business, such distributors or sales representatives may decline to carry, or discontinue carrying, the Company's products. The Company's business, financial condition and results of operations could be adversely affected by any failure to maintain and expand its distribution network. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY

  The Company's future success and ability to compete are dependent, in part, upon its proprietary technology. The Company has been granted one patent in the United States, the claims of which cover certain aspects of its ViX architecture, and has received notice that one additional patent will issue. In addition, the Company has filed 21 other patent applications, 11 in the United States and ten outside the United States, relating to other aspects of systems employing the ViX architecture. None of the Company's patent applications relate to specific products of the Company, such as the ATMS2000 and PS1000 lines of network processors, as the Company believes that it may be more effective to seek patent protection with respect to its key underlying technologies, such as aspects of its ViX Architecture. There can be no assurance that any patents will issue pursuant to the Company's current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented, challenged or licensed to others. In addition, there can be no assurance that the rights granted under any such patents will provide competitive advantages to the Company or be adequate to safeguard and maintain the Company's proprietary rights.

  In addition, the Company claims copyright protection for certain proprietary software and documentation. The Company also attempts to protect its trade secrets and other proprietary information through agreements with its customers, suppliers, employees and consultants, and through other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful. In addition, the laws of certain countries in which the Company's products are or may be manufactured or sold, including Japan and Taiwan, may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

  While the Company's ability to compete may be affected by its ability to protect its intellectual property, the Company believes that, because of the rapid pace of technological change in the networking industry, its technical expertise and ability to introduce new products on a timely basis will be more important in maintaining its competitive position than protection of its intellectual property and that patent, trade secret and copyright protection are important but must be supported by expanding the knowledge, ability and experience of the Company's personnel and introducing and enhancing products. Although the Company continues to implement protective measures and intends to defend vigorously its intellectual property rights, there can be no assurance that these measures will be successful.

  Many participants in the semiconductor and networking industries have a significant number of patents and have frequently demonstrated a readiness to commence litigation based on allegations of patent and other intellectual property infringement. From time to time, third parties, including competitors of the Company, may assert patent, copyright and other intellectual property rights to technologies that are important to the Company. There can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertions by third parties will not result in costly litigation or that the Company would prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms, if at all. Litigation, regardless of the outcome, is likely to result in substantial cost and diversion of resources of the Company. Any infringement claim or other litigation against or by the Company could materially adversely affect the Company's business, financial condition and results of operations.

  In addition, there can be no assurance that competitors of the Company, many of which have substantially greater resources than the Company and have made substantial investments in competing technologies, do not have, or will not seek to apply for and obtain, patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. The Company has received notice from FORE stating that FORE believes that the Company's products infringe two of FORE's patents and offering the Company a license to such patents. The Company has received a legal opinion from Dergosits & Noah, LLP, its patent counsel, to the effect that certain claims made in the FORE patents are invalid, and that as to the other claims, the Company's products do not infringe. However, there can be no assurance that FORE will not file a lawsuit against the Company or that the Company will prevail in any such litigation. Furthermore, there can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings to determine the priority of inventions. The defense and prosecution of intellectual property suits, interference proceedings and related legal and administrative proceedings are both costly and time consuming. Any such suit or proceeding involving the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Protection of Intellectual Property."

EMPLOYEES

  As of September 30, 1997, the Company had a total of 85 full-time employees and three full-time contractors. Of the total number of employees, 41 were in research and development, 19 in marketing and technical support, seven in sales and 21 in operations and administration. The Company's employees are not represented by any collective bargaining agreement, and the Company has never experienced a work stoppage. The Company believes its employee relations are good.

  The Company's future success is heavily dependent upon its ability to hire and retain qualified technical, marketing and management personnel. The competition for such personnel is intense, particularly for engineering personnel with related networking and integrated circuit design expertise and for technical support personnel with networking engineering expertise.

FACILITIES

  The Company's main executive, administrative and technical offices occupy approximately 35,000 square feet in Sunnyvale, California, under a lease that expires in March 1999. Of the 35,000 square feet, approximately 8,000 square feet is occupied by another company under a sublease that expires in January 1998. The Company believes that its existing facilities are adequate to meet its requirements through 1998. The Company leases its Boston area office on a month-to-month basis.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of the Company as of September 30, 1997.

NAME                             AGE POSITION
----                             --- --------
Prabhat K. Dubey................  46 President, Chief Executive Officer and
                                     Director
Amos Wilnai.....................  58 Chairman of the Board, Executive Vice
                                     President, Business Development
Sena C. Reddy...................  49 Executive Vice President, Operations
Uday Bellary....................  42 Vice President, Chief Financial Officer and
                                     Assistant Secretary
Alexander Joffe.................  40 Vice President, Engineering
Brent R. Bilger.................  40 Vice President, Marketing
John A. Teegen..................  39 Vice President, Sales
John G. Adler (1)...............  60 Director
Irwin Federman (2)..............  62 Director
Andrew S. Rappaport (2).........  40 Director
Geoffrey Y. Yang (1)............  38 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  PRABHAT K. DUBEY has served as the Company's President and Chief Executive Officer, and as a director, since he joined the Company in October 1994. From March 1994 to August 1994, Mr. Dubey was the Chief Operating Officer of Wireless Access, Inc., a supplier of communications devices and chip sets. From August 1989 to March 1994, he served as Vice President and General Manager of the Wireless & Messaging DSP IC Group at Lucent Technologies, a communications products company and former subsidiary of AT&T Corporation. Mr. Dubey holds a Ph.D. in Physics from the Indian Institute of Technology and an M.B.A. from the University of Western Ontario.

  AMOS WILNAI has served as the Chairman of the Board of Directors since he founded the Company in September 1992. Since September 1994, Mr. Wilnai has also served as the Company's Executive Vice President of Business Development. From September 1992 to October 1994, he was the President of the Company. Mr. Wilnai has a B.S.E.E. degree from the Technion Institute of Technology in Israel and an M.S.E.E. degree from the Polytechnic Institute in Brooklyn.

  SENA C. REDDY has served as the Company's Executive Vice President of Operations since he joined the Company in January 1997. Prior to joining the Company, Mr. Reddy spent more than 11 years at Cirrus Logic Inc., a semiconductor company, where he served as the Senior Vice President of Operations from April 1994 to January 1997, Vice President of Manufacturing from July 1991 to April 1994 and the Director of Wafer Fabrication and Technology from September 1985 to June 1991. Mr. Reddy holds an M.S.E.E. degree from Oklahoma State University.

  UDAY BELLARY joined the Company as its Vice President and Chief Financial Officer in September 1997. From February 1997 until joining the Company, Mr. Bellary served as Vice President, Finance & Administration and Chief Financial Officer of DTM Corporation, a manufacturer of computer-driven laser systems for industrial prototyping. From May 1990 to December 1996, Mr. Bellary served in various positions at Cirrus Logic Inc., a semiconductor company, most recently as Director of Finance. Mr. Bellary holds a B.S. degree from Karnatak University and a DMA from the University of Bombay. He is also a chartered accountant and a certified public accountant.

  ALEXANDER JOFFE has served as the Company's Vice President of Engineering since July 1994. From March 1993 to July 1994, Mr. Joffe was the Company's Director of Engineering. Prior to joining the Company,

Mr. Joffe spent more than eight years with Motorola Semiconductor Products, a semiconductor manufacturing subsidiary of Motorola, Inc., where he served most recently as an engineering manager. Mr. Joffe holds a B.S.E.E. degree from the Technion Institute of Technology in Israel.

  BRENT R. BILGER has served as the Company's Vice President of Marketing since joining the Company in April 1997. Prior to joining the Company, Mr. Bilger spent more than seven years with Cisco, a network equipment vendor, where he served most recently as the Director of Marketing for service providers. Mr. Bilger also served as the Director of Marketing of high-end routers and ATM products during part of his tenure at Cisco. Mr. Bilger received a B.A. degree from Dartmouth College, a B.E. degree from Thayer School, Dartmouth College, and an M.S.E.E. degree from Cornell University.

  JOHN A. TEEGEN has served as the Company's Vice President of Sales since joining the Company in January 1997. From August 1994 to January 1997, Mr. Teegen was the Vice President of Worldwide Sales for Intellon Corporation, a semiconductor company. From August 1987 to August 1994, Mr. Teegen was employed by VLSI Technology, Inc., also a semiconductor company, where he served in a variety of sales management positions, most recently as the Vice President of Consumer and Industrial Sales. Mr. Teegen holds a B.S.E.E. degree from the University of Florida.

  JOHN G. ADLER has served as a director of the Company since March 1997. Mr. Adler served as the Chairman of the Board of Directors of Adaptec, Inc., an electronic equipment manufacturing company, from May 1990 through August 1997. Mr. Adler also served as the President of Adaptec, Inc. from May 1985 to August 1992 and as its Chief Executive Officer from December 1986 to July 1995. Mr. Adler holds a B.S.E.E. degree from University of Mississippi and was a Sloan Executive Fellow at Stanford University in 1971. He also serves on the advisory council of the College of Engineering at San Jose State University and is on the Dean's Advisory Board of the Leavey School of Business and Administration at Santa Clara University.

  IRWIN FEDERMAN has served as a director of the Company since July 1994. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital firm, since April 1990. From 1988 to 1990 he was a Managing Director of Dillon Read & Co., an investment banking firm, and a general partner in its venture capital affiliate, Concord Partners. Mr. Federman also serves on the boards of directors of TelCom Semiconductor, Inc., a semiconductor company, SanDisk Corporation, a memory systems company, Western Digital Corporation, a disk drive manufacturer, Komag Incorporated, a thin film media manufacturer, NeoMagic Corporation, a developer of multimedia accelerators, Checkpoint Software Technology, Ltd., a network security software company and several privately-held companies. Mr. Federman received a B.S. degree in Economics from Brooklyn College and was awarded an honorary Doctorate of Engineering Science from Santa Clara University.

  ANDREW S. RAPPAPORT has served as a director of the Company since July 1994. Mr. Rappaport has been a partner of August Capital, LLC, a venture capital firm, since July 1996. Prior to that time, Mr. Rappaport was the President of The Technology Research Group, Inc. a Boston-based strategic management consulting firm which he founded in August 1984. He is also a director of Storm Technology, Inc., a photoelectronics manufacturing company. Mr. Rappaport attended Princeton University.

  GEOFFREY Y. YANG has served as a director of the Company since July 1994. Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm, since June 1989. He also serves on the Board of Directors of Excite, Inc., an Internet search engine company. Mr. Yang holds a B.A. in Economics from Princeton University, a B.S.E. in Engineering and Management Systems from Princeton University, as well as an M.B.A. from Stanford University.

  There are no family relationships among any of the Company's directors or executive officers.

  The Company's Board of Directors is divided into three classes: Classes I, II and III. The initial term of the Class I directors expires at the Company's annual meeting of stockholders in 1998; the initial term of the Class II directors expires at the Company's annual meeting of stockholders in 1999; and the initial term of the Class III directors expires at the Company's annual meeting of stockholders in 2000. Thereafter, the term of each class of directors will be three years. All directors hold office until the annual meeting of stockholders at which their respective class is subject to reelection and until their successors are duly elected and qualified, or until their earlier resignation or removal.

BOARD COMMITTEES

  Audit Committee. The Audit Committee of the Board of Directors reviews and monitors the corporate financial reporting and the internal and external audits of the Company, including among other things, the Company's internal audit and control functions, the results and scope of the annual audit and other services provided by the Company's independent accountants, and the Company's compliance with legal matters with a significant impact on the Company's financial reports. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, the Company's independent accountants. The Audit Committee also monitors transactions between the Company and its officers, directors and employees for any potential conflicts of interest. The current members of the Audit Committee are Irwin Federman and Andrew S. Rappaport.

  Compensation Committee. The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding the Company's compensation policy and all forms of compensation to be provided to executive officers and directors of the Company, including among other things, annual salaries and bonuses, and stock option and other incentive compensation arrangements. In addition, the Compensation Committee reviews bonus and stock compensation arrangements for all other employees of the Company. As part of the foregoing, the Compensation Committee also administers the Company's 1997 Stock Plan and 1997 Employee Stock Purchase Plan. The current members of the Compensation Committee are John G. Adler and Geoffrey Y. Yang.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the Company's fiscal year ended December 31, 1996, the members of the Compensation Committee were Geoffrey Y. Yang and Irwin Federman. No interlocking relationship exists between any member of the Company's Board of Directors or the Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. See "Certain Transactions."

DIRECTOR COMPENSATION

  The Company's directors do not receive cash compensation for their services as members of the Board of Directors. Under the Company's 1997 Director Option Plan, however, each of the Company's directors who is not also an employee of the Company is automatically granted an option to purchase (i) 40,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of such shares on the date of grant, upon becoming a director and (ii) an additional 10,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of such shares on the date of grant, following the announcement of the Company's earnings for the prior fiscal year, provided that such director has served on the Board of Directors for the preceding six months. Such directors do not receive any other compensation for their services as members of the Board of Directors. See "--Benefit Plans--1997 Director Option Plan."

EXECUTIVE COMPENSATION

  The following table sets forth for the fiscal year ended December 31, 1996 (the "Last Fiscal Year") certain information with respect to the compensation of the Company's Chief Executive Officer and each of the two other executive officers of the Company who were serving as executive officers of the Company at the end of the Last Fiscal Year and whose total annual salary and bonus during such fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                    ANNUAL       COMPENSATION
                                                 COMPENSATION       AWARDS
                                               ---------------- --------------
                                                                SECURITIES
                                                                UNDERLYING
              NAME AND POSITION                 SALARY   BONUS  OPTIONS(#)
              -----------------                -------- ------- ----------
Prabhat K. Dubey.............................. $165,000     --       --
 President and Chief Executive Officer
Amos Wilnai...................................  150,000     --       --
 Executive Vice President, Business
 Development
Alexander Joffe...............................  140,000 $50,000  300,000
 Vice President, Engineering

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to the Named Executive Officers regarding grants of options to purchase Common Stock of the Company made during the Last Fiscal Year.

                                        INDIVIDUAL GRANTS
                         ------------------------------------------------
                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                             ANNUAL RATES OF
                                       PERCENTAGE OF                           STOCK PRICE
                                       TOTAL OPTIONS                        APPRECIATION FOR
                            OPTIONS     GRANTED TO   EXERCISE                OPTION TERM(1)
                            GRANTED      EMPLOYEES     PRICE   EXPIRATION ---------------------
          NAME           (# OF SHARES)    IN 1996    ($/SHARE)    DATE        5%        10%
          ----           ------------- ------------- --------- ---------- ---------- ----------
Prabhat K. Dubey (2)....      --            --          --         --         --         --
Amos Wilnai.............      --            --          --         --         --         --
Alexander Joffe (3).....    300,000(4)      9.2%       $.67      5/9/06   $  125,785 $  318,764

--------
(1) Amounts represent hypothetical gains that could be achieved if the option was exercised at the end of the option term to purchase all of the underlying stock subject to such option, assuming such stock had appreciated during the term of the option at the assumed annualized rates of 5% and 10%, respectively. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company, overall conditions and the option holder's continued employment with the Company throughout the entire vesting period and option term. This table does not take into account any appreciation in the fair market value of the Company's Common Stock from the date of grant to the date of this offering, other than the columns reflecting assumed rates of appreciation of 5% and 10%, respectively.
(2) On April 25, 1997, the Board of Directors granted an option to Mr. Dubey to purchase 225,000 shares of the Company's Common Stock for a purchase price of approximately $3.33 per share. Such option will vest with respect to 56,250 shares on April 25, 1998, and with respect to an additional 4,688 shares each full month of continuous employment with the Company thereafter. The exercise price equaled the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(3) On April 25, 1997, the Board of Directors granted an option to Mr. Joffe to purchase 150,000 shares of the Company's Common Stock for a purchase price of approximately $3.33 per share. Such option will vest with respect to 37,500 shares on April 25, 1998, and with respect to an additional 3,125 shares each full month of continuous employment with the Company thereafter. The exercise price equaled the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.
(4) Represents an option to purchase 300,000 shares of the Company's Common Stock granted on May 9, 1996 under the Company's 1993 Plan. Such option vested with respect to 75,000 shares on the first anniversary of the date of grant, and has vested and will continue to vest with respect to an additional 6,250 shares each full month of continuous employment with the Company thereafter. The exercise price equaled the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

                         FISCAL YEAR END OPTION VALUES

  The following table sets forth certain information with respect to the number and value of the stock options held by each of the Named Executive Officers at the end of the Last Fiscal Year. No options were exercised by the Named Executive Officers during the Last Fiscal Year.

                                 NUMBER OF SHARES
                                    UNDERLYING           VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS(1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
Prabhat K. Dubey............       --            --          --            --
Amos Wilnai.................       --            --          --            --
Alexander Joffe.............       --       300,000          --      $399,990

--------
(1) Represents the difference between the fair market value of the shares underlying such option at fiscal year-end ($2.00 per share, as determined by the Board of Directors) and the exercise price of such option (approximately $.67 per share).

BENEFIT PLANS

  1993 Stock Plan. The Company's 1993 Stock Plan (the "1993 Plan") provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to employees of the Company, and the grant of nonstatutory stock options and stock purchase rights ("SPRs") to employees and consultants of the Company. As of September 30, 1997, options to purchase an aggregate of 5,310,668 shares of Common Stock of the Company were outstanding under the 1993 Plan. The Board of Directors has determined that no further options will be granted under the 1993 Plan after the completion of this offering.

  1997 Stock Plan. The Company's 1997 Stock Plan (the "1997 Plan") was approved by the Board of Directors in August 1997 and was approved by the stockholders in September 1997. The 1997 Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock options and SPRs to employees, directors and consultants. The following shares have been reserved for issuance under the 1997 Plan: (a) 1,500,000 shares of Common Stock, which includes shares which have been reserved but unissued under the 1993 Plan; (b) any shares returned to the 1993 Plan as a result of termination of options under the 1993 Plan; and (c) shares added to the 1997 Plan pursuant to automatic annual increases equal to the lesser of (i) 1,000,000 shares, (ii) 5% of all then outstanding shares of Common Stock of the Company, or (iii) a lesser amount determined by the Board of Directors. Unless terminated sooner, the 1997 Plan will terminate automatically in August 2007.

  The 1997 Plan may be administered by the Board of Directors or a committee thereof (as applicable, the "Administrator"). The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1997 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1997 Plan.

  Options and SPRs granted under the 1997 Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1997 Plan must generally be exercised within three months after the end of an optionee's status as an employee, director or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's 10 year term. Unless the Administrator determines otherwise, the agreements governing the terms of the SPRs (each an "SPR Agreement") will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for the shares of Common Stock repurchased pursuant to an SPR Agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option will lapse at a rate determined by the Administrator. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1997 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years.

  The 1997 Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each option is to be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the Administrator will provide for the optionee to have the right to exercise such options or SPRs as to all of the optioned stock, including shares as to which such options or SPRs would not otherwise be exercisable. If the Administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the Administrator will notify the optionee that the option or SPR will be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

  1997 Employee Stock Purchase Plan. The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors in August 1997 and was approved by the stockholders in September 1997. A total of 300,000 shares of Common Stock has been reserved for issuance under the 1997 Purchase Plan, plus shares added to the plan pursuant to automatic annual increases equal to the lesser of (i) 400,000 shares, (ii) .8% of all then outstanding shares of Common Stock of the Company, or (iii) a lesser amount determined by the Board of Directors.

  The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the date of this Prospectus and ends on the last trading day on or before October 31, 1999.

  Employees are eligible to participate in the 1997 Purchase Plan if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or (ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not purchase stock under the 1997 Purchase Plan. The 1997 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base gross earnings and commissions excluding payments for overtime, shift premiums, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of Common Stock at the end of each purchase period. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights granted under the 1997 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1997 Purchase Plan. The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option granted thereunder may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute such outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 1997 Purchase Plan will terminate in August 2007. The Board of Directors has the authority to amend or terminate the 1997 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock granted under the 1997 Purchase Plan.

  1997 Director Option Plan. The 1997 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in August 1997 and was approved by the stockholders in September 1997. The Director Plan provides for the grant of nonstatutory stock options to non-employee directors. The Director Plan has a term of ten years, unless terminated sooner by the Board of Directors. A total of 150,000 shares of Common Stock have been reserved for issuance under the Director Plan, plus annual increases equal to (i) the number of shares of stock underlying options granted under the Director Plan in the immediately preceding year, or (ii) a lesser amount determined by the Board of Directors.

  The Director Plan provides that each non-employee director will automatically be granted an option to purchase 40,000 shares of Common Stock (the "First Option") on the date which such person first becomes a non-employee director, unless immediately prior to becoming a non-employee director, such person was an employee director of the Company. In addition to the First Option, each non-employee director will automatically be granted an option to purchase 10,000 shares (a "Subsequent Option") on the date two days after the announcement of the Company's fiscal year-end earnings of each year, if on such date he or she will have served on the Board of Directors for at least the preceding six months. Each First Option and each Subsequent Option will have a term of 10 years. Each First Option will vest as to 25% of the optioned stock one year from the date of grant, and as to an additional 1/48 of the optioned stock each full month thereafter, provided the person continues to serve as a Director on such dates. Each Subsequent Option will vest as to 1/12 of the optioned stock each full month after the date of grant. The exercise price of each First Option and each Subsequent Option is 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the last trading day prior to the date of grant.

  In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each outstanding option may be assumed or an equivalent option substituted for by the successor corporation. If an option is assumed or substituted for by the successor corporation, it will continue to vest as provided in the Director Plan. However, if a non-employee director's status as a director of the Company or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the non-employee director, each option granted to such non-employee director will become fully vested and exercisable. If the successor corporation does not agree to assume or substitute for such options, they will become fully vested and exercisable for a period of 15 days from the date the Board of Directors notifies the optionee of the option's full exercisability, after which period such options will terminate. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's 10 year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchase or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

  The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

  The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                             CERTAIN TRANSACTIONS

  Since January 1, 1994, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of the Company's voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

  Series A Preferred Stock Financing. On July 12, 1994, the Company issued and sold an aggregate of 9,255,000 shares of Series A Preferred Stock for an aggregate purchase price of $3,085,000, or approximately $.33 per share. The investors in such shares included, among others, venture capital funds affiliated with Institutional Venture Partners ("IVP") and U.S. Venture Partners ("USVP"), each of which holds more than 5% of the Company's voting securities as of the date of this Prospectus. The number of shares purchased and the aggregate purchase price paid by affiliates of IVP and USVP in connection with such transaction are as follows:

                                                 NUMBER OF SHARES   AGGREGATE
NAME OF PURCHASER                                   PURCHASED     PURCHASE PRICE
-----------------                                ---------------- --------------
Institutional Venture Partners VI, L.P..........    4,410,000       $1,470,000
Institutional Venture Management VI, L.P. ......       90,000           30,000
U.S. Venture Partners IV, L.P...................    3,892,500        1,297,500
Second Ventures Limited Partnership II..........      472,500          157,500
U.S.V.P. Entrepreneur Partners II, L.P. ........      135,000           45,000

   Upon the closing of this offering, each share of Series A Preferred Stock will automatically convert into one share of Common Stock of the Company.

  Series B Preferred Stock Financing. On November 16, 1995, the Company issued and sold an aggregate of 4,086,780 shares of Series B Preferred Stock for an aggregate purchase price of $7,219,967, or approximately $1.77 per share. The investors in such shares included, among others, venture capital funds affiliated with Kleiner Perkins Caufield & Byers ("KPCB"), IVP and USVP, each of which holds more than 5% of the Company's voting securities as of the date of this Prospectus. The number of shares purchased and the aggregate purchase price paid by affiliates of KPCB, IVP and USVP in connection with such transaction are as follows:

                                                 NUMBER OF SHARES   AGGREGATE
NAME OF PURCHASER                                   PURCHASED     PURCHASE PRICE
-----------------                                ---------------- --------------
Kleiner Perkins Caufield & Byers VII............    1,194,672       $2,110,587
KPCB VII Founders Fund..........................      129,856          229,410
KPCB Information Sciences Zaibatsu Fund II......       33,964           60,001
Institutional Venture Partners VI, L.P..........      851,322        1,504,002
IVP Founders Fund I, L.P. ......................       36,226           63,998
Institutional Venture Management VI, L.P........       18,114           32,001
U.S. Venture Partners IV, L.P...................      783,396        1,384,000
Second Ventures Limited Partnership II..........       95,094          167,999
U.S.V.P. Entrepreneur Partners II, L.P..........       27,172           48,002

  Upon the closing of this offering, each share of Series B Preferred Stock will automatically convert into one share of Common Stock of the Company.

  Shareholder Rights Agreements. In connection with the Series A Preferred Stock financing described above, the Company entered into a shareholder rights agreement with, among others, Amos Wilnai, Alexander Joffe and holders of the Company's Series A Preferred Stock, pursuant to which the Company granted, among other things, certain stock registration rights to such parties. In connection with the Series B Preferred Stock financing described above, the Company amended such agreement to, among other things, add the holders of Series B Preferred Stock as parties thereto. Under the agreement, as amended, Mr. Wilnai and Mr. Joffe have certain registration rights with respect to an aggregate of 7,875,000 of the shares of Common Stock held by them or issuable upon the exercise of stock options granted to them. In addition, the holders of Common Stock of the Company issued upon the conversion of the Company's Series A Preferred Stock and Series B Preferred Stock have certain registration rights with respect to such shares. See "Description of Capital Stock--Registration Rights."

  Indemnification Agreements. The Company has entered into indemnification agreements with each of its directors and executive officers. See
"Management--Limitation on Liability and Indemnification Matters."

  Loans to Officers. From time to time the Company has made interest free loans to certain executive officers of the Company to fund the exercise price of stock options held by such officers. These loans are evidenced by full recourse promissory notes which mature on the earlier to occur of (i) the fifth anniversary of the issuance date, (ii) a date which is 30 days after the termination of the respective officer's employment with the Company for any reason other than death or disability and (iii) a date which is one year after the date of termination of the respective officer's employment with the Company due to death or disability. Such promissory notes are also secured by the shares of Common Stock purchased with the proceeds of such loans. The following table sets forth the name and position of such officers, certain information with respect to the promissory notes issued to evidence such loans and the number of shares of the Company's Common Stock purchased with the proceeds of such loans.

                                           PRINCIPAL  SHARES   ISSUANCE MATURITY
            NAME AND POSITION               AMOUNT   PURCHASED   DATE     DATE
            -----------------              --------- --------- -------- --------
Prabhat K. Dubey..........................  $60,000  1,800,000 10/31/95 10/31/00
 President and Chief Executive Officer
Alexander Joffe...........................   47,400  1,800,000  11/3/95  11/3/00
 Vice President, Engineering

  The entire principal amount on each of the loans described in the table set forth above remains outstanding as of the date of this offering.

  On March 7, 1997, the Company made a loan to Mr. Dubey in the aggregate principal amount of $100,000 and bearing interest at the rate of 6.07% per annum. The loan is evidenced by a full recourse promissory note, dated
October 31, 1996, which matures on the earlier to occur of (i) October 31, 1999, or (ii) a date which is six months after the date of any termination of Mr. Dubey's employment with the Company. The promissory note is secured by a pledge of 1,800,000 shares of the Company's Common Stock owned by Mr. Dubey and currently held in escrow. The entire principal amount and accrued interest on the loan to Mr. Dubey remains outstanding as of the date of this Prospectus.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of September 30, 1997, and as adjusted to reflect the sale of the securities offered by the Company in this offering held by (i) each person (or group of affiliated persons) who is known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each of the Company's directors and Named Executive Officers, and (iii) all directors and executive officers of the Company as a group.

                                                    PERCENTAGE OF SHARES
                                       NUMBER OF   BENEFICIALLY OWNED(2)
                                         SHARES    -------------------------
  NAMES AND ADDRESSES OF BENEFICIAL   BENEFICIALLY BEFORE THE     AFTER THE
              OWNERS(1)                 OWNED(2)    OFFERING       OFFERING
  ---------------------------------   ------------ -----------    ----------
Institutional Venture Partners(3)....   5,405,662           21.5%         18.9%
 3000 Sand Hill Road
 Bldg. 2, Suite 290
 Menlo Park, CA 94025
U.S. Venture Partners(4).............   5,405,662           21.5          18.9
 2180 Sand Hill Road
 Suite 300
 Menlo Park, CA 94025
Kleiner Perkins Caufield & Byers(5)..   1,358,492            5.4           4.7
 2750 Sand Hill Road
 Menlo Park, CA 94025
Alexander Joffe(6)...................   1,885,500            7.4           6.6
Prabhat K. Dubey(7)..................   1,800,000            7.2           6.3
Amos Wilnai(8).......................   1,737,226            6.9           6.1
Nitzan Wilnai........................   1,313,206            5.2           4.6
Sigal Wilnai.........................   1,313,206            5.2           4.6
Yael Wilnai..........................   1,313,206            5.2           4.6
John G. Adler........................         --               *             *
Irwin Federman(9)....................         --               *             *
Andrew S. Rappaport..................     225,000              *             *
Geoffrey Y. Yang(10).................         --               *             *
All directors and executive officers
 as a group (11 persons)
 (6)(7)(8)(11).......................  16,459,050           65.3          57.3

--------
  * Less than 1%.
 (1) Except as otherwise noted below, the address of each person listed in the table is c/o MMC Networks, Inc., 1134 East Arques Avenue, Sunnyvale, California 94086.

 (2) Number of shares beneficially owned and the percentage of shares beneficially owned are based on (i) 25,101,708 shares outstanding as of September 30, 1997, and (ii) 28,601,708 shares outstanding after this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to such shares. All shares of Common Stock subject to options currently exercisable or exercisable within 60 days after September 30, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (3) Includes 5,261,322 shares held by Institutional Venture Partners VI, L.P., 108,114 shares held by Institutional Venture Management VI, L.P. and 36,226 shares held by IVP Founders Fund I, L.P. Geoffrey Y. Yang, a director of the Company, is a General Partner of Institutional Venture Management VI, L.P., which is the General Partner of each of such limited partnerships.

 (4) Includes 4,675,896 shares held by U.S. Venture Partners IV, L.P., 567,594 shares held by Second Ventures Limited Partnership II and 162,172 shares held by U.S.V.P. Entrepreneur Partners II, L.P. Irwin

    Federman, a director of the Company, is a General Partner of Presidio Management Group IV, L.P., which is the General Partner of each of such limited partnerships.

 (5) Includes 1,324,528 shares held by Kleiner Perkins Caufield & Byers VII and 33,964 shares held by KPCB Information Sciences Zaibatsu Fund II.

 (6) Includes 112,500 shares issuable pursuant to options currently exercisable or exercisable within 60 days of September 30, 1997. Also includes 9,000 shares held by Mr. Joffe's minor children, as to which Mr. Joffe disclaims beneficial ownership.
 (7) Includes 502,590 shares held by Dr. Ranjana Sharma as custodian for Mr. Dubey's minor children. Mr. Dubey disclaims beneficial ownership of all such shares.
 (8) Does not include 1,313,206 shares held by each of Nitzan Wilnai, Sigal Wilnai and Yael Wilnai, Mr. Wilnai's adult children. Also does not include 75,470 shares held by Miriam Wilnai, Mr. Wilnai's mother. Mr. Wilnai disclaims beneficial ownership of all such shares.

 (9) Does not include 4,675,896 shares held by U.S. Venture Partners IV, L.P., 567,594 shares held by Second Ventures Limited Partnership II and 162,172 shares held by U.S.V.P. Entrepreneur Partners II, L.P. As the General Partner of Presidio Management Group IV, L.P., which is the General Partner of each of such limited partnerships, Mr. Federman may be deemed to share voting and investment power with respect to such shares. However, Mr. Federman disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(10) Does not include 5,261,322 shares beneficially owned by Institutional Venture Partners VI, L.P., 108,114 shares held by Institutional Venture Management VI, L.P., and 36,226 shares held by IVP Founders Fund I, L.P. As a General Partner of Institutional Venture Management VI, L.P., which is the General Partner each of such limited partnerships, Mr. Yang may be deemed to share voting and investment power with respect to such shares. However, Mr. Yang disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(11) Includes shares held by Institutional Venture Partners VI, L.P., Institutional Venture Management VI, L.P., IVP Founders Fund I, L.P. U.S. Venture Partners IV, L.P., Second Ventures Limited Partnership II and U.S.V.P. Entrepreneur Partners II, L.P.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Upon the completion of this offering, the Company will be authorized to issue 100,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of undesignated Preferred Stock, $.001 par value. Immediately after the completion of this offering, the Company estimates there will be an aggregate of 28,601,708 shares of Common Stock issued and outstanding and approximately 5,193,613 shares of Common Stock issuable upon exercise of outstanding options. Upon completion of this offering, there will be no shares of Preferred Stock issued and outstanding.

  The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Certificate of Incorporation and Bylaws and by the provisions of applicable Delaware law.

  The Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights under the Company's Bylaws or Certificate of Incorporation, and therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. The shares of Common Stock offered pursuant to this offering, when issued, will be fully paid and nonassessable and will not be subject to any redemption or sinking fund provisions. Holders of Common Stock do not have any preemptive, subscription or conversion rights.

  Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the rights of preferred stockholders and the terms of any existing or future agreements between the Company and its debtholders. Since January 1, 1995, the Company has not declared or paid any cash dividends on its Common Stock. The Company presently intends to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's bank line of credit agreement prohibits the payment of dividends without prior consent of the bank. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

PREFERRED STOCK

  Effective upon the closing of this offering, the Company will be authorized to issue 10,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price, and the voting and other rights, of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The Company's transfer agent and registrar is BankBoston, N.A. Its telephone number is (800) 730-6001.

WARRANTS

  In October 1994, in conjunction with the execution and delivery of a Master Lease Agreement by and between the Company and Dominion Ventures, Inc. ("Dominion"), the Company issued a warrant (the "Dominion Warrant") to Dominion to purchase 123,000 shares of the Company's Series A Preferred Stock at a purchase price of approximately $.33 per share. Upon completion of this offering, such warrant will convert into the right to purchase an equivalent number of shares of the Company's Common Stock at the same exercise price per share. The Dominion Warrant may be exercised at any time before October 31, 2003. The Dominion Warrant contains provisions relating to adjustment of the exercise price and the number of shares of stock issuable upon exercise thereof under certain circumstances, including stock splits, reverse stock splits, combinations and reclassifications of the Company's Preferred Stock. The Dominion Warrant also provides that the warrant holder may exercise the warrant without payment of cash by surrendering the warrant and receiving shares of Common Stock equal in value to the value of the warrant so surrendered.

  In February 1996, in conjunction with the execution and delivery of a Master Equipment Lease Agreement by and between the Company and Lighthouse Capital Partners, L.P. ("Lighthouse"), the Company issued another warrant (the "Lighthouse Warrant") to Lighthouse to purchase 33,963 shares of the Company's capital stock at a purchase price of approximately $1.77 per share. Upon completion of this offering, such warrant will convert into the right to purchase an equivalent number of shares of the Company's Common Stock at the same exercise price per share. The Lighthouse Warrant may be exercised at any time before January 31, 2003. The Lighthouse Warrant contains provisions relating to adjustment of the exercise price and the number of shares of stock issuable upon exercise thereof under certain circumstances, including stock splits, reverse stock splits, combinations and reclassifications of the Company's Preferred Stock. The Lighthouse Warrant also provides that the warrant holder may exercise the warrant without payment of cash by surrendering the warrant and receiving shares of Common Stock equal in value to the value of the warrant so surrendered.

LISTING

  The Company has applied to designate its Common Stock for quotation on the Nasdaq National Market under the trading symbol "MMCN."

REGISTRATION RIGHTS

  Following the closing of this offering, the holders of approximately 21,118,743 shares of Common Stock (the "Registrable Securities"), will be entitled to certain rights with respect to the registration of such shares under the Securities Act. In the event that the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities in such registration, subject to certain marketing and other limitations. Beginning six months after the closing of this offering, certain holders of Registrable Securities have the right to require the Company, on not more than two occasions, to file a registration statement under the Securities Act in order to register all or any part of their Registrable Securities. The Company may in certain circumstances defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, holders of Registrable Securities may require the Company to register all or a portion of their shares with registration rights on Form S-3, when such form becomes available to the Company, subject to certain conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. The Company is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of the Company or could impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. In addition, the Board of Directors has authority to issue up to 10,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue shares of Preferred Stock. The Company's Certificate of Incorporation provides that, so long as the Board of Directors consists of more than two directors, the Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, only one of the three classes of the Company's Board of Directors will be elected each year. The classified board structure may have the effect of delaying or inhibiting any attempt to acquire control of the Company. The Company's Certificate of Incorporation also provides that, upon the completion of the offering, stockholders can take action only at a duly called annual or special meeting of stockholders. Accordingly, stockholders of the Company will not be able to take action by written consent in lieu of a meeting. In addition, the Company's Bylaws permit only a majority of the Board of Directors (or a committee thereof) to call a special meeting of stockholders, and require prior notice of matters to be brought before stockholder meetings. These provisions may have the effect of delaying hostile takeovers or delaying changes in control or management of the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering the Company will have outstanding an aggregate of approximately 28,601,708 shares of Common Stock (based upon shares outstanding at September 30, 1997), assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining shares of Common Stock held by existing stockholders will continue to be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, all Restricted Shares will be available for sale in the public market upon expiration of the lock-up arrangements at least 180 days after the date of this Prospectus.

  The officers and directors and all existing stockholders of the Company have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this offering. However, Morgan Stanley & Co. Incorporated may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of Common Stock then outstanding (which will equal approximately 286,000 shares immediately after this offering), or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of this offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

  Upon completion of this offering, the holders of 21,118,743 shares of Common Stock issuable upon conversion of Preferred Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchases by Affiliates) immediately upon the effectiveness of such registration.

  The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the 1993 Plan, the 1997 Plan, the Director Plan and the 1997 Purchase Plan. See "Management-- Benefit Plans." Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to the Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. As of September 30, 1997, options to purchase 5,310,668 shares of Common Stock were issued and outstanding under the 1993 Plan, and no options to purchase shares had been granted under the 1997 Plan, the Director Plan or the 1997 Purchase Plan. See "Management--Director Compensation" and "--Benefit Plans."

                                 UNDERWRITERS

  Under the terms and subject to the conditions in the Underwriting Agreement (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") for whom Morgan Stanley & Co. Incorporated, Deutsche Morgan Grenfell Inc. and Wessels, Arnold & Henderson, L.L.C. are acting as representatives (the "Representatives") have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                       NUMBER OF
         NAME                                                           SHARES
         ----                                                          ---------
   Morgan Stanley & Co. Incorporated..................................
   Deutsche Morgan Grenfell Inc.......................................
   Wessels, Arnold & Henderson, L.L.C.................................
                                                                       ---------
     Total............................................................ 3,500,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are taken.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $     a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in
excess of $     a share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 525,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all Underwriters in the preceding table.

  The Representatives have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  See "Shares Eligible for Future Sale" for a description of certain arrangements by which all officers, directors, stockholders and option holders of the Company have agreed not to sell or otherwise dispose of

Common Stock or convertible securities of the Company for up to 180 days after the date of this Prospectus without the prior consent of Morgan Stanley & Co. Incorporated. The Company has agreed in the Underwriting Agreement that it will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. Incorporated, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus, except under certain circumstances.

  At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to five percent of the shares of the Common Stock offered hereby (including shares subject to the Underwriters' over-allotment option) for certain parties who have expressed an interest in purchasing such shares in the offering. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

PRICING OF THE OFFERING

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations among the Company and the Representatives. Among the factors considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain matters will be passed upon for the Underwriters by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California. As of the date of this Prospectus, WS Investment Company 94A and WS Investment Company 95B, investment partnerships composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 87,876 shares of Common Stock of the Company, and a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation owns 25,542 shares of Common Stock of the Company.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1995 and 1996 and September 30, 1997 and for each of the three years in the period ended December 31, 1996, and the nine month period ended September 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  Certain statements in this Prospectus set forth under the captions "Risk Factors--Protection of Intellectual Property" and "Business--Intellectual Property," insofar as they relate to patent infringement claims asserted by FORE, have been passed upon by Dergosits & Noah, LLP, San Francisco, California, patent counsel to the Company, as experts on such matters.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the prescribed fees. Such materials may also be obtained from the Commission's web site at http://www.sec.gov.

                               MMC NETWORKS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.......................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity......................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of
MMC Networks, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of MMC Networks, Inc. at December 31, 1995 and 1996, and September 30, 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the nine-month period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
San Jose, California

October 12, 1997, except for
 the reincorporation in
 Delaware described in Note 1
 which is as of October 15,
 1997

                               MMC NETWORKS, INC.

                                 BALANCE SHEETS

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 DECEMBER 31,
                                                ----------------  SEPTEMBER 30,
                                                 1995     1996        1997
                                                -------  -------  -------------
ASSETS
Current assets:
  Cash and cash equivalents.................... $   250  $ 4,809     $ 3,241
  Short-term investments.......................   7,852    1,509       2,175
  Accounts receivable, net of allowances of
   $45, $133 and $181..........................     637    2,025       4,027
  Inventories..................................     154      511         369
  Prepaid expenses and other current assets....      64      122         546
                                                -------  -------     -------
    Total current assets.......................   8,957    8,976      10,358
Property and equipment, net....................     542    1,616       3,242
Other assets...................................      28       84         202
                                                -------  -------     -------
                                                $ 9,527  $10,676     $13,802
                                                =======  =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................. $   617  $   586     $ 2,755
  Accrued expenses.............................     195      789       1,407
  Deferred revenue and customer deposits.......     850      100          --
  Current portion of capital lease obligations.     118      388         365
                                                -------  -------     -------
    Total current liabilities..................   1,780    1,863       4,527
                                                -------  -------     -------
Capital lease obligations, net of current
 portion.......................................     301      636         344
                                                -------  -------     -------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Series A Convertible Preferred Stock: $.001
   par value; 9,378 shares authorized; 9,255
   shares issued and outstanding ..............   3,055    3,055       3,055
  Series B Convertible Preferred Stock: $.001
   par value; 4,087, 4,121 and 4,121 shares
   authorized; 4,087 shares issued and
   outstanding ................................   7,192    7,192       7,192
  Common Stock: $0.001 par value; 60,000,
   60,000 and 100,000 shares authorized;
   10,365, 11,121 and 11,760 shares issued and
   outstanding ................................       6        7           8
  Additional paid-in capital...................     121      249         515
  Notes receivable from stockholders...........    (125)    (225)       (295)
  Accumulated deficit..........................  (2,803)  (2,101)     (1,544)
                                                -------  -------     -------
    Total stockholders' equity.................   7,446    8,177       8,931
                                                -------  -------     -------
                                                $ 9,527  $10,676     $13,802
                                                =======  =======     =======

   The accompanying notes are an integral part of these financial statements.

                               MMC NETWORKS, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  YEAR ENDED DECEMBER      NINE MONTHS ENDED
                                          31,                SEPTEMBER 30,
                                 -----------------------  -------------------
                                 1994    1995     1996       1996      1997
                                 -----  -------  -------  ----------- -------
                                                          (UNAUDITED)
Revenues........................ $ 165  $   577  $10,515    $ 7,026   $14,296
Cost of revenues................    23      304    3,576      2,440     4,281
                                 -----  -------  -------    -------   -------
    Gross profit................   142      273    6,939      4,586    10,015
                                 -----  -------  -------    -------   -------
Operating expenses:
  Research and development, net.   132    1,802    3,312      2,167     5,410
  Selling, general and
   administrative...............   298    1,151    3,225      2,192     4,141
                                 -----  -------  -------    -------   -------
    Total operating expenses....   430    2,953    6,537      4,359     9,551
                                 -----  -------  -------    -------   -------
Operating income (loss).........  (288)  (2,680)     402        227       464
                                 -----  -------  -------    -------   -------
Other income (expense):
  Interest income...............    64      146      427        330       212
  Interest expense..............    (2)     (42)    (110)       (81)     (101)
                                 -----  -------  -------    -------   -------
    Total other income .........    62      104      317        249       111
                                 -----  -------  -------    -------   -------
Income (loss) before income
 taxes..........................  (226)  (2,576)     719        476       575
Provision for income taxes......   --       --        17         11        18
                                 -----  -------  -------    -------   -------
Net income (loss)............... $(226) $(2,576) $   702    $   465   $   557
                                 =====  =======  =======    =======   =======
Net income per share (Note 2)...                 $  0.02    $  0.02   $  0.02
                                                 =======    =======   =======
Shares used to compute net
 income per share (Note 2)                        28,702     28,628    28,906
                                                 =======    =======   =======


   The accompanying notes are an integral part of these financial statements.

                               MMC NETWORKS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                            CONVERTIBLE                                NOTES       RETAINED
                          PREFERRED STOCK  COMMON STOCK  ADDITIONAL  RECEIVABLE    EARNINGS
                          ---------------- -------------  PAID-IN       FROM     (ACCUMULATED
                          SHARES   AMOUNT  SHARES AMOUNT  CAPITAL   STOCKHOLDERS   DEFICIT)    TOTAL
                          ------- -------- ------ ------ ---------- ------------ ------------ -------
Balance at December 31,
 1993...................      --  $    --   6,075  $  2    $ --        $ --        $    17    $    19
Issuance of Series A
 Convertible Preferred
 Stock, net of issuance
 costs of $30...........    9,255    3,055    --    --       --          --            --       3,055
Issuance of Common Stock
 in exchange for
 services...............      --       --      22   --       --          --            --         --
Distribution to
 stockholder............      --       --     --    --       --          --            (18)       (18)
Net loss................      --       --     --    --       --          --           (226)      (226)
                          ------- -------- ------  ----    -----       -----       -------    -------
Balance at December 31,
 1994...................    9,255    3,055  6,097     2      --          --           (227)     2,830
Issuance of Series B
 Convertible Preferred
 Stock, net of issuance
 costs of $28...........    4,087    7,192    --    --       --          --            --       7,192
Exercise of stock
 options................      --       --   4,268     4      121         --            --         125
Advances to employees
 for exercise of stock
 options................      --       --     --    --       --         (125)          --        (125)
Net loss................      --       --     --    --       --          --         (2,576)    (2,576)
                          ------- -------- ------  ----    -----       -----       -------    -------
Balance at December 31,
 1995...................   13,342   10,247 10,365     6      121        (125)       (2,803)     7,446
Exercise of stock
 options................      --       --     741     1      122         --            --         123
Advances to employees
 for exercise of stock
 options................      --       --     --    --       --         (100)          --        (100)
Issuance of Common Stock
 in exchange for
 services...............      --       --      15   --         6         --            --           6
Net income..............      --       --     --    --       --          --            702        702
                          ------- -------- ------  ----    -----       -----       -------    -------
Balance at December 31,
 1996...................   13,342   10,247 11,121     7      249        (225)       (2,101)     8,177
Exercise of stock
 options and other......      --       --     624     1      236         --            --         237
Advances to employees
 for exercise of stock
 options................      --       --     --    --       --          (70)          --         (70)
Issuance of Common Stock
 in exchange for
 services...............      --       --      15   --        30         --            --          30
Net income..............      --       --     --    --       --          --            557        557
                          ------- -------- ------  ----    -----       -----       -------    -------
Balance at September 30,
 1997...................   13,342 $ 10,247 11,760  $  8    $ 515       $(295)      $(1,544)   $ 8,931
                          ======= ======== ======  ====    =====       =====       =======    =======

   The accompanying notes are an integral part of these financial statements.

                               MMC NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 NINE MONTHS
                                  YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                                  -------------------------  -------------------
                                   1994     1995     1996       1996      1997
                                  -------  -------  -------  ----------- -------
                                                             (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)..............  $  (226) $(2,576) $   702    $  465    $   557
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
  Depreciation and amortization.       15       97      479       312        695
  Issuance of Common Stock in
   exchange for services........      --       --         6       --          30
  Changes in assets and
   liabilities:
   Accounts receivable..........     (209)    (427)  (1,388)     (783)    (2,002)
   Inventories..................      --      (154)    (357)     (357)       142
   Prepaid expenses and other
    assets......................      (56)     (26)    (114)     (191)      (542)
   Accounts payable.............       19      598      (31)      642      2,169
   Accrued expenses.............       52      128      594       120        618
   Deferred revenue and customer
    deposits....................      275      575     (750)     (497)      (100)
                                  -------  -------  -------    ------    -------
    Net cash provided by (used
     in) operating activities...     (130)  (1,785)    (859)     (289)     1,567
                                  -------  -------  -------    ------    -------
Cash flows from investing
 activities:
 Sale (purchase) of short-term
  investments...................   (2,332)  (5,520)   6,343     5,825       (666)
 Acquisition of property and
  equipment.....................      --      (162)    (673)     (358)    (2,321)
                                  -------  -------  -------    ------    -------
   Net cash provided by (used
    in) investing activities....   (2,332)  (5,682)   5,670     5,467     (2,987)
                                  -------  -------  -------    ------    -------
Cash flows from financing
 activities:
 Proceeds from issuance of
  Convertible Preferred Stock,
  net...........................    3,055    7,192      --        --         --
 Proceeds from exercise of stock
  options.......................      --       --        23        17        167
 Principal payments on capital
  lease obligations.............      (10)     (63)    (275)     (130)      (315)
 Distribution to stockholder....      (18)     --       --        --         --
                                  -------  -------  -------    ------    -------
   Net cash provided by (used
    in) financing activities....    3,027    7,129     (252)     (113)      (148)
                                  -------  -------  -------    ------    -------
Net increase (decrease) in cash
 and cash equivalents...........      565     (338)   4,559     5,065     (1,568)
Cash and cash equivalents at
 beginning of period............       23      588      250       250      4,809
                                  -------  -------  -------    ------    -------
Cash and cash equivalents at end
 of period......................  $   588  $   250  $ 4,809    $5,315    $ 3,241
                                  =======  =======  =======    ======    =======
SUPPLEMENTAL DISCLOSURE:
 Cash paid for interest.........  $     2  $    42  $   110    $   81    $   101
 Cash paid for income taxes.....  $   --   $   --   $   --     $  --     $     2
SUPPLEMENTAL DISCLOSURE OF
 NONCASH INVESTING AND FINANCING
 ACTIVITIES:
 Acquisition of property and
  equipment through capital
  leases........................  $   140  $   352  $   880    $  882    $   --

   The accompanying notes are an integral part of these financial statements.

                              MMC NETWORKS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY:

  MMC Networks, Inc. (the "Company") was incorporated in California on September 25, 1992 as a Subchapter S corporation and became a Subchapter C corporation effective July 12, 1994. The Company is a leading developer and supplier of network processors--high-performance, open-architecture, software-programmable processors optimized for networking applications. The Company sells its products primarily in the United States.

 Certain equity transactions

  In August 1997, the Company's Board of Directors authorized, and in September 1997, the stockholders approved, the reincorporation of the Company in Delaware and the associated exchange of one share of each class and series of stock of the predecessor Company for one share of each corresponding class and series of stock of the Delaware successor. Such reincorporation was effective as of October 15, 1997. As a result of the reincorporation, the Company is authorized to issue 100,000,000 shares of Common Stock. Following the completion of the offering contemplated by this Prospectus (the "Offering"), the Company intends to amend its Certificate of Incorporation to authorize 10,000,000 shares of undesignated Preferred Stock, and the Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash, cash equivalents and short-term investments

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Short-term investments consist primarily of commercial paper and U.S. Treasury securities with maturities of more than three months when purchased. The Company has categorized its short-term investments as available-for-sale. At December 31, 1995 and 1996 and September 30, 1997, the fair market value of the Company's short-term investments approximated cost.

 Inventories

  Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market.

 Property and equipment

  Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally three years.

 Long-lived assets

  The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("FAS 121"). FAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No such impairments have been identified to date.

                              MMC NETWORKS, INC.

 Revenue recognition; customer concentration

  Revenues are recognized upon shipment of product to customers. Funds received in advance of product shipment are deferred and recognized upon shipment of the product. The Company's policy is to not accept returns except for defective products. Anticipated costs related to product warranties are charged to operations as revenues are recognized. The Company has not experienced significant warranty claims to date.

  The following table summarizes the percentage of total revenues accounted for by the Company's significant customers (significant customers are those customers accounting for more than 10% of the Company's total revenues) during 1994, 1995, 1996 and the nine months ended September 30, 1997:

                                                                    NINE MONTHS
                                     YEAR ENDED DECEMBER 31,           ENDED
                                     ---------------------------   SEPTEMBER 30,
                                      1994      1995      1996         1997
                                     -------   -------   -------   -------------
     A..............................      --        48%       51%        30%
     B..............................      --        --        15         20
     C..............................      --        --        10         17
     D..............................      --        12        --         --
     E..............................      --        11        --         --
     F..............................      --        11        --         --
     G..............................      91%       --        --         --

 Research and development

  Research and development costs are charged to operations as incurred. The Company on occasion receives nonrecurring engineering funding for development projects to apply or enhance the Company's technology to a particular customer's needs. Such funding is recognized over the term of the respective contract using the percentage of completion method. At the time of recognition, amounts received under research and development contracts are offset against research and development expenses. (See Note 8.)

 Software development costs

  Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards No. 86 ("FAS 86") requires the capitalization of certain software development costs once technological feasibility is established, which the Company defines as the completion of a working model. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current sales to total projected product sales, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

 Income taxes

  From inception through July 11, 1994, the Company elected to be taxed as a Subchapter S corporation for federal income tax and California franchise tax purposes. As a result, the Company's sole stockholder paid tax on the taxable income of the Company, and no federal income taxes were payable at the corporate level.

                              MMC NETWORKS, INC.

  Beginning July 12, 1994, the Company became taxable as a Subchapter C corporation and since that date has accounted for income taxes using an asset and liability approach. The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on the provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

 Stock-based compensation

  The Company accounts for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." (See Note 6.)

 Concentrations of credit risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company places its cash, cash equivalents and short-term investments primarily in market rate accounts, commercial paper and U.S. Treasury bills. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company provides an allowance for doubtful accounts receivable based upon the expected collectibility of such receivables.

 Stock splits

  In December 1996, the Company effected a 2-for-1 stock split of its Common Stock and Convertible Preferred Stock. The accompanying financial statements have been retroactively adjusted to reflect this split.

  In July 1997, the Company effected a 3-for-2 stock split of its Common Stock and Convertible Preferred Stock. The accompanying financial statements have been retroactively adjusted to reflect this split.

 Net income (loss) per share

  Net income (loss) per share is presently computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of Convertible Preferred Stock (using the if converted method) and stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, Convertible Preferred Stock (using the if converted method) and common equivalent shares (using the treasury stock method and the initial public offering price) issued subsequent to July 31, 1996 have been included in the computation as if they were outstanding for all periods presented. Net income (loss) per share prior to 1996 has not been presented since such amounts are not meaningful. See "recent accounting pronouncements" for a discussion of prospective change in computing net income (loss) per share.

 Dependence on independent manufacturers

  The Company outsources all manufacturing, assembly and test of its network processors. The Company's suppliers currently deliver fully assembled and tested products on a turnkey basis. The semiconductor industry is

                              MMC NETWORKS, INC.

highly cyclical and, in the past, foundry capacity has been very limited at times and may become limited in the future. Currently, only one of the Company's products is manufactured by more than one supplier. The Company depends on its suppliers to deliver sufficient quantities of finished product to the Company in a timely manner. Since the Company places its orders on a purchase order basis and does not have a long-term volume purchase agreement with any of its existing suppliers, these suppliers may allocate, and in the past have allocated, capacity to the production of other products while reducing deliveries to the Company on short notice. The Company has recently experienced delays in obtaining an adequate supply of certain of its products from one supplier, as well as certain problems regarding the quality of the products delivered by that supplier, and as a result has begun obtaining such products from an alternative supplier. There can be no assurance that the Company will not have similar or more protracted problems in the future with existing or new suppliers. In the event of a loss of, or a decision by the Company to change, a key supplier or foundry, qualifying a new supplier or foundry and commencing volume production could involve delay and expense, resulting in lost revenues, reduced operating margins and possible detriment to customer relationships.

 Recent accounting pronouncements

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). This statement is effective for the Company's quarter ending December 31, 1997 and requires restatement of all prior periods. The Statement redefines earnings per share under generally accepted accounting principles. Under the new standard, primary earnings per share is replaced by basic earnings per share and fully diluted earnings per share is replaced by diluted earnings per share. The following table sets forth unaudited pro forma basic and diluted net income per share, computed in accordance with the requirements of FAS 128, giving effect for the treatment of all common equivalent shares issued subsequent to July 31, 1996 as outstanding for all periods presented pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, for the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997.

                                                              NINE MONTHS ENDED
                                                  YEAR ENDED    SEPTEMBER 30,
                                                 DECEMBER 31, -----------------
                                                     1996        1996     1997
                                                 ------------ ----------- -----
                                                              (UNAUDITED)
Basic income per share..........................    $0.05        $0.04    $0.04
Diluted income per share........................     0.02         0.02     0.02

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for the reporting of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss on available-for-sale securities. The disclosures prescribed by FAS 130 are effective beginning with the first quarter of calendar 1998.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has not yet determined the impact, if any, of adopting this new standard. The disclosures prescribed by FAS 131 are effective for calendar 1998.

                              MMC NETWORKS, INC.

 Proposed public offering of Common Stock (unaudited)

  If the Offering is consummated, all of the Convertible Preferred Stock outstanding as of the closing date will automatically be converted into an aggregate of 13,341,780 shares of Common Stock based on the shares of Convertible Preferred Stock outstanding as of September 30, 1997. Unaudited pro forma stockholders' equity at September 30, 1997, adjusted for the conversion of Preferred Stock, and giving effect for the authorization of 10,000,000 shares of Preferred Stock described in Note 1, is as follows (in thousands, except share and per share data):

   Preferred Stock: $0.001 par value; 10,000,000 shares authorized; no
    shares issued or outstanding......................................  $   --
   Common Stock: $0.001 par value; 100,000,000 shares authorized;
    25,101,708 shares issued and outstanding .........................       21
   Additional paid-in capital.........................................   10,749
   Notes receivable from stockholders.................................     (295)
   Accumulated deficit................................................   (1,544)
                                                                        -------
                                                                        $ 8,931
                                                                        =======

 Interim results (unaudited)

  The accompanying statements of operations and of cash flows for the nine months ended September 30, 1996 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting solely of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. The data disclosed in these notes to financial statements for such period are also unaudited.

NOTE 3--COMPOSITION OF CERTAIN BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                   DECEMBER 31,
                                                   -------------  SEPTEMBER 30,
                                                   1995    1996       1997
                                                   -----  ------  -------------
     Inventories:
       Raw materials.............................. $  24  $   99     $  --
       Finished goods.............................   130     412        369
                                                   -----  ------     ------
                                                   $ 154  $  511     $  369
                                                   =====  ======     ======
     Property and equipment:
       Computers and equipment.................... $ 282  $1,397     $1,705
       Purchased software.........................   328     751      2,485
       Furniture and fixtures.....................    44      59        400
                                                   -----  ------     ------
                                                     654   2,207      4,590
     Less accumulated depreciation and
      amortization................................  (112)   (591)    (1,348)
                                                   -----  ------     ------
                                                   $ 542  $1,616     $3,242
                                                   =====  ======     ======
     Accrued liabilities:
       Accrued compensation and benefits.......... $ 108  $  293     $  408
       Accrued contract engineering fees..........   --      --         349
       Other accrued liabilities..................    87     496        650
                                                   -----  ------     ------
                                                   $ 195  $  789     $1,407
                                                   =====  ======     ======

                              MMC NETWORKS, INC.

NOTE 4--BANK LINES OF CREDIT

  In April 1997, the Company entered into a revolving credit facility agreement and lease line agreement with a bank. The revolving line of credit provides for working capital advances of up to $5.0 million and borrowings bear interest at the bank's prime rate. The lease line allows for advances of up to $3.0 million and borrowings bear interest at the bank's prime rate plus 0.5%. The lines expire in April 1998. Borrowings under the lines are secured by the assets of the Company. Among other provisions, the Company is required to maintain certain financial covenants. In addition, payment of dividends is prohibited without the bank's prior consent. At September 30, 1997, there were no amounts outstanding under either facility.

NOTE 5--INCOME TAXES:

  The provision for income taxes of $17,000 and $18,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, represents current federal and state income taxes payable.

  No current provision for income taxes was recorded in 1994 or 1995 as the Company incurred net operating losses for income tax purposes from July 12, 1994, the date on which the Company became a Subchapter C corporation, through December 31, 1995.

  The effective tax rate for the nine months ended September 30, 1997 reconciles to the statutory tax rates as follows:

   Federal statutory rate                            34 %
   State taxes, net of federal benefit                1
   Permanent differences                              2
   Utilization of net operating loss carryforwards  (34)
                                                    ---
   Effective tax rate                                 3 %
                                                    ===

  Deferred tax assets consist of the following:

                                                  DECEMBER 31,
                                                 ----------------  SEPTEMBER 30,
                                                  1995     1996        1997
                                                 -------  -------  -------------
                                                        (IN THOUSANDS)
Net operating loss carryforwards................ $   994  $   737     $   --
Research and development credit carryforwards...     111      314         550
Inventory reserves and basis differences........       4      129         236
Accrued expenses................................      64      187         306
Deferred revenue and customer deposits..........     341      --          --
Other...........................................      71      126         169
                                                 -------  -------     -------
  Total deferred tax assets.....................   1,585    1,493       1,261
Valuation allowance.............................  (1,585)  (1,493)     (1,261)
                                                 -------  -------     -------
  Net deferred tax assets....................... $   --   $   --      $   --
                                                 =======  =======     =======

  Because the Company emerged from the development stage in 1996 and, consequently, does not have an extensive history of profitability, management believes that the available objective evidence creates sufficient uncertainty regarding the realizability of deferred tax assets such that a full valuation allowance is required at December 31, 1995 and 1996 and September 30, 1997.

                              MMC NETWORKS, INC.

  At September 30, 1997, the Company had research and development tax credit carryforwards for federal and state income tax purposes of $400,000 and $150,000, respectively. The federal research and development credit carryforwards expire from 2009 through 2012. The state research and development credit carryforwards expire from 1999 through 2002.

  Under the tax reform act of 1986, the amount of net operating losses that can be utilized may be limited in certain circumstances including, but not limited to, a cumulative stock ownership change of more than 50% over a three-year period, as defined. Stock ownership changes of greater than 50% occurred in July 1994 and November 1995; however, due to the value of the Company at such dates, no significant limitation was imposed on the net operating losses.

NOTE 6--CAPITAL STOCK:

 Convertible Preferred Stock

  The Company has authorized 13,498,737 shares of Convertible Preferred Stock, of which 9,378,000 shares have been designated Series A Convertible Preferred Stock ("Series A") and 4,120,737 shares have been designated Series B Convertible Preferred Stock ("Series B"). The Convertible Preferred Stock has certain rights, preferences and privileges with respect to dividends, conversion, liquidation and voting as described below.

  In July 1994, the Company issued 9,255,000 shares of Series A at $0.33 per share. In November 1995, the Company issued 4,086,780 shares of Series B at $1.77 per share. At December 31, 1996, the Company had reserved 13,341,780 shares of Common Stock for issuance upon conversion of outstanding shares of Convertible Preferred Stock.

  Each share of Convertible Preferred Stock is convertible into one share of Common Stock, subject to adjustment for anti-dilution, and will be converted into Common Stock in the event of the closing of a public offering of the Company's Common Stock for which aggregate gross proceeds equal at least $7,500,000. Shares of Convertible Preferred Stock have voting rights equal to Common Stock on an as-if converted basis.

  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of Series A and Series B are entitled to receive $0.33 and $1.77 per share, respectively, plus any declared but unpaid dividends, prior to any distribution to the holders of Common Stock.

 1993 Stock Plan

  In April 1993, the Company's Board of Directors (the "Board") adopted the 1993 Stock Plan (the "1993 Plan"). The 1993 Plan, as amended, provides for the granting of stock options and stock purchase rights to employees, directors and consultants for the purchase of up to 16,725,000 shares of Common Stock. Options granted under the 1993 Plan are for periods not to exceed ten years, and may be either incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). ISOs are granted at exercise prices which are not less than 100% of the estimated fair value of the Common Stock, as determined by the Board, on the date of the grant. NSOs are granted at prices not less than 85% of the estimated fair value of the Common Stock, as determined by the Board, on the date of the grant. To date all options granted under the 1993 Plan have been granted at the estimated fair market value as of a the date of grant, as determined by the Board. Options granted under the 1993 Plan generally vest at a rate of 25% on the first anniversary of the date of grant and as to 1/48 of the underlying shares per month thereafter. Options may be exercised in exchange for cash or promissory notes payable to the Company.

                              MMC NETWORKS, INC.

  Stock purchase rights may be granted either alone, in addition to, or in tandem with other awards granted under the 1993 Plan. Stock purchase rights are granted at prices not less than 85% of the estimated fair value of the shares on the date of grant, as determined by the Board, and must be exercised within thirty days from the date of grant. Shares purchased through the exercise of stock purchase rights are subject to repurchase by the Company at the original purchase price paid by the purchaser in the event the purchaser's employment with the Company is terminated for any reason. Such repurchase option lapses at a rate determined at the date of grant, in no event less than 20% per year. No stock purchase rights have been granted under the 1993 Plan to date.

  The following table summarizes stock option activity under the 1993 Plan:

                                                                       WEIGHTED-
                                                SHARES                  AVERAGE
                                              AVAILABLE     OPTIONS    EXERCISE
                                              FOR GRANT   OUTSTANDING    PRICE
                                              ----------  -----------  ---------
Balance at December 31, 1993.................  7,121,250     303,750     $0.03
Granted...................................... (4,769,439)  4,769,439      0.03
                                              ----------  ----------
Balance at December 31, 1994.................  2,351,811   5,073,189      0.03
Granted......................................   (846,000)    846,000      0.03
Exercised....................................        --   (4,268,250)     0.03
Canceled.....................................    171,000    (171,000)     0.03
                                              ----------  ----------
Balance at December 31, 1995.................  1,676,811   1,479,939      0.03
Authorized...................................  3,300,000         --        --
Granted...................................... (3,265,500)  3,265,500      0.79
Exercised....................................        --     (741,534)     0.17
Canceled.....................................    810,000    (810,000)     0.29
                                              ----------  ----------
Balance at December 31, 1996.................  2,521,311   3,193,905      0.71
Authorized ..................................  6,000,000         --        --
Granted ..................................... (3,172,000)  3,172,000      3.01
Exercised ...................................        --     (623,549)     0.33
Canceled ....................................    431,688    (431,688)     0.97
                                              ----------  ----------
Balance at September 30, 1997................  5,780,999   5,310,668     $2.34
                                              ==========  ==========

 1997 Stock Plan

  In August 1997, the Company's Board of Directors adopted, and in September 1997, the stockholders approved, the 1997 Stock Plan (the "1997 Plan"). The 1997 Plan is intended to serve as the successor equity incentive program to the Company's 1993 Plan. The 1997 Plan provides for the grant of incentive stock options ("ISOs") to employees, officers and employee directors and nonstatutory stock options ("NSOs") and stock purchase rights ("SPRs") to employees, directors and consultants. ISOs granted to participants owning stock possessing more than 10% of the voting power of all classes of stock must have an exercise price at least equal to 110% of the fair market value on the date of grant and are for periods not to exceed five years. All other options granted under the plan must have an exercise price at least equal to the fair market value on the date of grant and are for periods not to exceed ten years. Options granted under the 1997 Plan generally shall vest at a rate of 25% on the first anniversary of the date of grant and as to 1/48 of the underlying shares per month thereafter.

  Stock purchase rights are for periods and prices determined by the Board. Shares purchased through the exercise of SPRs are subject to repurchase by the Company at the original price paid by the purchaser in the event that the purchaser's employment with the Company terminates. The repurchase right lapses at a rate determined by the Board.

                              MMC NETWORKS, INC.

  The following shares have been reserved for issuance under the 1997 plan:
(a) 1,500,000 shares of Common Stock, which includes shares which have been reserved but unissued under the 1993 Plan; (b) any shares returned to the 1993 Plan as a result of termination of options under the 1993 Plan; and (c) shares added to the 1997 Plan pursuant to automatic annual increases equal to the lesser of (i) 1,000,000 shares, (ii) 5% of all then outstanding shares of Common Stock of the Company, or (iii) a lesser amount determined by the Board. Unless terminated sooner, the 1997 Plan will terminate automatically in August 2007.

 1997 Director Option Plan

  In August 1997, the Company's Board of Directors adopted, and in September 1997, the stockholders approved, the 1997 Director Option Plan (the "Director Plan"). The Director Plan provides for the grant of nonstatutory stock options to non-employee directors. Options granted under the Director Plan are for periods not to exceed ten years and are granted at exercise prices not less than 100% of the fair market value on the date of grant. The Director Plan provides that each non-employee director will automatically be granted a nonstatutory option to purchase 40,000 shares of Common Stock (the "First Option") on the date which such person first becomes a non-employee director, unless immediately prior to becoming a non-employee director, such person was an employee director of the Company. In addition to the First Option, each non-employee director will automatically be granted an option to purchase 10,000 shares (a "Subsequent Option") on the date two days after the announcement of the Company's fiscal year-end earnings of each year, if on such date he or she will have served on the Board of Directors for at least the preceding six months. Each First Option and each Subsequent Option will have a term of 10 years. Each First Option will vest as to 25% of the optioned stock one year from the date of grant, and as to an additional 1/48 of the optioned stock each full month thereafter, provided the person continues to serve as a Director on such dates. Each Subsequent Option will vest as to 1/12 of the optioned stock each full month after the date of grant. A total of 150,000 shares of Common Stock have been reserved for issuance under the Director Plan, plus annual increases equal to (i) the number of shares of stock underlying options granted under the Director Plan in the immediately preceding year, or (ii) a lesser amount determined by the Board.

 1997 Employee Stock Purchase Plan

  In August 1997, the Company's Board of Directors adopted, and in September 1997, the stockholders approved, the 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan"). The 1997 Purchase Plan is intended to qualify under
Section 423 of the Internal Revenue Code and contains 24-month offering periods, with four six-month purchase periods included in each offering period. The 1997 Purchase Plan permits employees to purchase Common Stock of the Company through payroll deductions of up to 10% of the participant's compensation. The price of stock purchased under the 1997 Purchase Plan shall be 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the purchase period. A total of 300,000 shares of Common Stock has been reserved for issuance under the 1997 Purchase Plan, plus shares added to the plan pursuant to automatic annual increases equal to the lesser of (i) 400,000 shares, (ii) 0.8% of all then outstanding shares of Common Stock of the Company or (iii) a lesser amount determined by the Board.

                              MMC NETWORKS, INC.

  The following table summarizes information concerning outstanding and exercisable options as of September 30, 1997:

                             OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                 ------------------------------------------- --------------------------
                                WEIGHTED-
                                 AVERAGE        WEIGHTED-                  WEIGHTED-
   RANGE OF        NUMBER       REMAINING        AVERAGE       NUMBER       AVERAGE
EXERCISE PRICES  OUTSTANDING CONTRACTUAL LIFE EXERCISE PRICE OUTSTANDING EXERCISE PRICE
---------------  ----------- ---------------- -------------- ----------- --------------
    $ 0.03          478,510        7.51           $0.03        155,100       $0.03
    0.18 to
       0.42         379,219        8.43            0.24         49,030        0.24
    0.67 to
       1.10         791,939        8.68            0.76        176,249        0.72
      2.00        1,291,500        9.23            2.00            --          --
    2.17 to
       2.67       1,012,500        9.40            2.20            --          --
    3.33 to
       5.33         946,500        9.67            4.28            --          --
    6.67 to
       7.00         410,500        9.95            7.00            --          --
                  ---------                                    -------
    $  0.03
    to 7.00       5,310,668        9.03           $2.34        380,379       $0.38
                  =========                                    =======

  The weighted-average estimated grant-date fair values of options granted under the 1993 Plan during the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, determined using either the minimum value model or the Black-Scholes model as prescribed by SFAS No. 123, were $0.01, $0.20, and $1.07 respectively.

  For options granted during the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to August 19, 1997 (the day prior to the filing of the Company's initial registration statement), the Company calculated the fair value of its stock options using the minimum value model and the following assumptions: annual dividend yield of 0.0%; risk-free interest rates of 5.63% to 7.31% in 1995, 5.28% to 6.55% in 1996 and 5.86% to
6.66% for the period from January 1, 1997 to August 19, 1997; and an expected option term of 4 years. For options granted during the period from August 20, 1997 to September 30, 1997, the Company calculated the fair value of its stock options using the Black-Scholes model and the following assumptions: annual dividend yield of 0.0%; expected stock price volatility of 70% over the option term; risk-free interest rates of 5.94% to 6.16%; and an expected option term of 4 years.

  Had the Company recorded compensation based on the estimated grant-date fair value, using either the minimum value model or the Black-Scholes model as discussed above and as prescribed by SFAS 123, for options granted under the 1993 Plan, the Company's net income (loss) and net income per share would have been reduced to the pro forma amounts below for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997:

                                             YEAR ENDED
                                            DECEMBER 31,   NINE MONTHS ENDED
                                            --------------   SEPTEMBER 30,
                                             1995    1996        1997
                                            -------  ----- ----------------- ---
                                                    (IN THOUSANDS)
     Net income (loss) as reported......... $(2,576) $ 702       $ 557
       Pro forma net income (loss).........  (2,576)   661         263
       Net income per share as reported....     --   $0.02       $0.02
       Pro forma net income per share......     --    0.02        0.01

  Because the determination of the fair value of all options granted after the Company filed its intial registration statement includes a volatility factor and because it does not take into consideration pro forma compensation expense related to grants made prior to 1995, the pro forma effect on net income
(loss) for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 shown above is not representative of the pro forma effect on net income (loss) in future years.

                              MMC NETWORKS, INC.

NOTE 7--NOTES RECEIVABLE FROM STOCKHOLDERS:

  In October and November 1995, the Company made full recourse loans with principal amounts totaling $125,000 to certain employees pursuant to the Company's 1993 Plan. The loans are secured by 4,268,250 shares of the Company's Common Stock. The loans are non-interest bearing and are due in October and November 2000 or earlier in the event of the borrower's termination of employment with the Company.

  In December 1996, the Company accepted a full recourse promissory note with a principal amount of $100,000 from a former officer upon the exercise of certain stock options pursuant to the Company's 1993 Plan. The note bears interest at 5.75% per annum and is due upon the earlier of three years from the date of the note or six months following termination of employment with the Company.

  In January 1997, the Company accepted a full recourse promissory note with a principal amount of $70,000 from a former officer upon the exercise of certain stock options pursuant to the Company's 1993 Plan. The note bears interst at 5.75% per annum and is due upon the earlier of three years from the date of the note or six months following termination of employment with the Company.

  In March 1997, the Company accepted a full recourse promissory note with a principal amount of $100,000 from one of its officers. The note bears interest at 6.07% per annum, is secured by 1,800,000 shares of the Company's Common Stock and is due upon the earlier of October 31, 1999 or six months following termination of employment with the Company.

NOTE 8--RESEARCH AND DEVELOPMENT CONTRACTS:

  During the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, the Company performed research and development which was funded under a number of contracts and recognized $549,000, $280,000, $863,000 and $716,000, respectively as offsets against research and development expenses. These contracts, which vary in term and are with parties unrelated to the Company, provide for non-refundable funding (irrespective of the results) of research and development of certain technologies owned by the Company which will enhance the Company's products to meet specific customers' needs. To date, funding received under any of the research and development contracts has not been individually significant.

NOTE 9--COMMITMENTS AND CONTINGENCIES:

  The Company leases its facility under a noncancelable lease agreement which expires in March 1999. Rent expense under noncancelable operating leases was $48,000, $112,000, $245,000 and $465,000 during the years ended December 31,
1994, 1995 and 1996 and the nine months ended September 30, 1997, respectively.

  In 1994, the Company entered into a master lease agreement with a leasing company for the acquisition of property and equipment. The leasing company's commitment to fund purchases of capital equipment under this agreement expired on January 15, 1996. During 1995 and 1996, the Company leased $352,000 and $54,000, respectively, of property and equipment under this agreement which have been classified as capital leases. These capital leases terminate at various dates through 1999. In connection with the master lease agreement the Company issued a warrant to purchase 123,000 shares of Series A at $0.33 per share. The estimated fair value of the warrant was not material on the date of issuance. The warrant expires on the earlier of October 2003 or upon the fourth anniversary of an initial public offering of the Company's Common Stock. A total of 123,000 shares of Series A have been reserved for issuance upon exercise of the warrant. The warrant had not been exercised at September 30, 1997.

                              MMC NETWORKS, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

  In February 1996, the Company entered into a new master lease agreement with a leasing company for the acquisition of property and equipment. The agreement provides for up to $750,000 for equipment purchases made through June 30, 1997, all of which had been utilized as of December 31, 1996. Capital leases under this agreement terminate at various dates through 1999. In connection with the master lease agreement the Company issued a warrant to purchase 33,963 shares of Series B at $1.77 per share. The estimated fair value of the warrant was not material on the date of issuance. The warrant expires in January 2003. A total of 33,963 shares of Series B have been reserved for issuance upon exercise of the warrant. The warrant had not been exercised at September 30, 1997.

  As of December 31, 1995 and 1996 and September 30, 1997, property and equipment recorded under capital leases, consisting primarily of computer equipment and purchased software, totaled $492,000, $1,372,000 and $1,372,000, respectively, with related accumulated amortization of $112,000, $517,000 and $733,000, respectively.

  Future minimum lease payments under all noncancelable operating and capital leases are as follows:

                                                             OPERATING CAPITAL
                                                              LEASES    LEASES
                                                             --------- --------
   October 1, 1997 through December 31, 1997................ $144,000  $ 94,000
   January 1, 1998 through December 31, 1998................  579,000   401,000
   January 1, 1999 through December 31, 1999................  145,000   301,000
                                                             --------  --------
       Total minimum payments............................... $868,000   796,000
                                                             ========
   Less amount representing interest........................             87,000
                                                                       --------
       Present value of lease obligations...................            709,000
   Less current portion.....................................            365,000
                                                                       --------
       Lease obligations, net of current portion............           $344,000
                                                                       ========

  From time to time, third parties, including competitors of the Company, may assert patent, copyright and other intellectual property rights to technologies that are important to the Company. Management does not believe that any such matters that are currently pending will have a material adverse impact on the Company's financial position and results of operations.

                            [LOGO OF MMC NETWORKS]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated costs and expenses payable by the Registrant in connection with the sale of the Common Stock being registered hereby, other than underwriting commissions and discounts.

                 ITEM                                                  AMOUNT
                 ----                                                ----------
     SEC Registration Fee........................................... $   10,977
     NASD Filing Fee................................................      4,123
     Nasdaq National Market Listing Fee.............................     50,000
     Blue Sky Fees and Expenses.....................................     12,500
     Printing and Engraving Expenses................................    200,000
     Legal Fees and Expenses........................................    300,000
     Accounting Fees and Expenses...................................    200,000
     Transfer Agent and Registrar Fees..............................     10,000
     Miscellaneous..................................................    212,400
                                                                     ----------
       Total........................................................ $1,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant's Certificate of Incorporation provides that each person who is or was or who had agreed to become a director or officer of the Registrant or who had agreed at the request of the Registrant's Board of Directors or an officer of the Registrant to serve as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the full extent permitted by the DGCL or any other applicable laws. Such Certificate of Incorporation also provides that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Certificate, and that no amendment or repeal of such Certificate shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

  The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or any predecessor of the Registrant.

  The Registrant has entered into indemnification agreements with its directors and certain of its officers.

  The Registrant intends to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

  See also the undertakings set out in response to Item 17 herein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since August 1, 1994, the Registrant has issued and sold the following securities which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

    1. On October 19, 1994, the Registrant issued 21,600 shares of its Common Stock to a consultant as compensation for past services rendered.

    2. On November 16, 1995, the Registrant issued and sold an aggregate of 4,086,780 shares of its Series B Preferred Stock, convertible into an equal number of shares of Common Stock of the Registrant, for an aggregate purchase price of $7,219,967, or approximately $1.77 per share, to a total of 20 accredited investors.

    3. On April 8, 1996, the Registrant issued 15,000 shares of its Common Stock to a consultant as compensation for past services rendered.

    4. On January 22, 1997, the Registrant issued 15,000 shares of its Common Stock to a consultant as compensation for past services rendered.

    5. On October 31, 1994, the Registrant issued a Warrant to Purchase Shares of Series A Preferred Stock (the "Dominion Warrant") to Dominion Ventures, Inc. ("Dominion") pursuant to which Dominion has the right to purchase up to an aggregate of 123,000 shares of the Registrant's Series A Preferred Stock for a purchase price of approximately $.33 per share. The Dominion Warrant was issued in connection with the execution and delivery of a Master Lease Agreement between the Registrant and Dominion pursuant to which the Registrant obtained an equipment line of credit from Dominion.

    6. On February 23, 1996, the Registrant issued a Preferred Stock Purchase Warrant (the "Lighthouse Capital Warrant") to Lighthouse Capital Partners, L.P. ("Lighthouse Capital") pursuant to which Lighthouse Capital has the right to purchase up to an aggregate of 33,963 shares of the Registrant's Series B Preferred Stock for a purchase price of approximately $1.77 per share. The Lighthouse Capital Warrant was issued in connection with the execution and delivery of a Master Equipment Lease Agreement between the Registrant and Lighthouse Capital pursuant to which the Registrant obtained an equipment line of credit from Lighthouse Capital.

    7. From August 1, 1994 to September 30, 1997, the Registrant issued to employees, officers, directors and consultants of the Registrant options to purchase an aggregate of 9,587,500 shares of Common Stock of the Registrant, at exercise prices ranging from $.03 per share to $7.00 per share, pursuant to the Registrant's 1993 Stock Plan.

    8. From August 1, 1994 to September 30, 1997, the Registrant issued an aggregate of 5,633,332 shares of Common Stock of the Registrant upon the exercise of options at exercise prices ranging from $.03 per share to $1.00 per share.

  The sales of securities set forth in paragraphs 1-6 above were deemed to be exempt from the registration requirements of the Securities Act in reliance on
Section 4(2) thereof, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The sale of securities set forth in paragraph 8 above was deemed to be exempt from the registration requirements of the Securities Act in reliance on Rule 701 promulgated under
Section 3(b) of the Securities Act as transactions by an issuer pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The granting of stock options described in paragraph 7 above did not require registration under the Securities Act, or an exemption therefrom, insofar as such grants did not involve a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  A.EXHIBITS.

     1.1*   Form of Underwriting Agreement.
     3.1*   Certificate of Incorporation of the Registrant.
     3.2*   Form of Amended and Restated Certificate of Incorporation of the
            Registrant (to be filed immediately after the closing of this offering).
     3.3*   Bylaws of the Registrant.
     4.1*   Specimen Common Stock certificate of the Registrant (in standard printer form, not provided).
     5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.
    10.1*   Form of Indemnification Agreement for directors and executive officers of the Company.
    10.2*   1993 Stock Option Plan.
    10.3*   1997 Employee Stock Purchase Plan.
    10.4*   1997 Stock Plan.
    10.5*   1997 Director Option Plan.
    10.6*   Series A Preferred Stock Purchase Agreement dated July 12, 1994, by and among the Registrant and the Purchasers named therein.
    10.7*   Series B Preferred Stock Purchase Agreement dated November 16,
            1995, by and among the Registrant and the Purchasers named therein.
    10.8*   First Amended and Restated Shareholder Rights Agreement dated
            November 16, 1995 by and among the Registrant and the Shareholders named therein.
    10.9*   Sublease, dated June 14, 1996, by and between Olivetti Advanced
            Technology Center, Inc. and the Registrant, and the Lease
            Agreement, dated December 22, 1994, by and between Herman
            Christensen, Jr., Raymond Christensen and Olivetti Advanced
            Technology Center, Inc.
    10.10+* Development, License and Purchase Agreement, effective as of
            December 19, 1994 (the "Cisco Agreement"), by and between Cisco
            Systems, Inc. and the Registrant, as amended by the First Amendment to the Cisco Agreement, effective as of January 30, 1996, and
            Amendment Number 2 to the Cisco Agreement, dated July 7, 1997.
    10.11*  Supplier Escrow Agreement, dated as of April 21, 1997, by and between the Registrant, Hitachi Computer Products (America), Inc.
            and SourceFile.
    11.1    Statement of Computation of Net Income Per Share.
    23.1    Consent of independent accountants.
    23.2    Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation (See Exhibit 5.1).
    23.3*   Consent of Dergosits & Noah, LLP.
    24.1*   Power of Attorney.
    27.1    Financial Data Schedule (EDGAR filed version only).

--------
* Previously filed.
+ Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.46.

  B.FINANCIAL STATEMENT SCHEDULES.

   Schedule II--Valuation and Qualifying Accounts

  All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to provide the Underwriters at the closing of this offering, as specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 17th day of October, 1997.

                                          MMC Networks, Inc.


                                          By:      /s/ Prabhat K. Dubey
                                             -------------------------------
                                                     PRABHAT K. DUBEY,
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

  Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

        /s/ Prabhat K. Dubey           President, Chief       October 17, 1997
-------------------------------------   Executive Officer
          PRABHAT K. DUBEY              and Director
                                        (Principal
                                        Executive Officer)

          /s/ Uday Bellary             Vice President,        October 17, 1997
-------------------------------------   Finance, Chief
            UDAY BELLARY                Financial Officer
                                        and Assistant
                                        Secretary
                                        (Principal
                                        Financial and
                                        Accounting Officer)


          /s/ Amos Wilnai*             Chairman               October 17, 1997
-------------------------------------
             AMOS WILNAI


         /s/ John G. Adler*            Director               October 17, 1997
-------------------------------------
            JOHN G. ADLER


         /s/ Irwin Federman*           Director               October 17, 1997
-------------------------------------
             IRWIN FEDERMAN


      /s/ Andrew S. Rappaport*         Director               October 17, 1997
-------------------------------------
          ANDREW S. RAPPAPORT


        /s/ Geoffrey Y. Yang*          Director               October 17, 1997
-------------------------------------
            GEOFFREY Y. YANG



*By:    /s/ Prabhat K. Dubey
    ---------------------------------
            PRABHAT K. DUBEY,
            ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                               MMC NETWORKS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEAR ENDED DECEMBER 31, 1994, 1995 AND 1996

               AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                               ADDITIONS
                                   BALANCE AT  CHARGED TO  DEDUCTIONS  BALANCE
                                   BEGINNING  STATEMENT OF    FROM     AT END
                                   OF PERIOD   OPERATIONS  ALLOWANCE  OF PERIOD
                                   ---------- ------------ ---------- ---------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 1994......    $ --        $ --        $ --      $ --
                                      ====        ====        ====      ====
Year ended December 31, 1995......    $ --        $ 45        $ --      $ 45
                                      ====        ====        ====      ====
Year ended December 31, 1996......    $ 45        $ 88        $ --      $133
                                      ====        ====        ====      ====
Nine months ended September 30,
 1997.............................    $133        $ 48        $ --      $181
                                      ====        ====        ====      ====
INVENTORY VALUATION RESERVE
Year ended December 31, 1997......    $ --        $ --        $ --      $ --
                                      ====        ====        ====      ====
Year ended December 31, 1995......    $ --        $ 24        $ --      $ 24
                                      ====        ====        ====      ====
Year ended December 31, 1996......    $ 24        $203        $ --      $227
                                      ====        ====        ====      ====
Nine months ended September 30,
 1997.............................    $227        $100        $  1      $326
                                      ====        ====        ====      ====

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1*   Form of Underwriting Agreement.
  3.1*   Certificate of Incorporation of the Registrant.
  3.2*   Form of Amended and Restated Certificate of Incorporation of the
         Registrant (to be filed immediately after the closing of this offering).
  3.3*   Bylaws of the Registrant.
  4.1*   Specimen Common Stock certificate of the Registrant (in standard printer form, not provided).
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement for directors and executive officers of the Company.
 10.2*   1993 Stock Option Plan.
 10.3*   1997 Employee Stock Purchase Plan.
 10.4*   1997 Stock Plan.
 10.5*   1997 Director Option Plan.
 10.6*   Series A Preferred Stock Purchase Agreement dated July 12, 1994, by and among the Registrant and the Purchasers named therein.
 10.7*   Series B Preferred Stock Purchase Agreement dated November 16, 1995, by and among the Registrant and the Purchasers named therein.
 10.8*   First Amended and Restated Shareholder Rights Agreement dated November
         16, 1995 by and among the Registrant and the Shareholders named therein.
 10.9*   Sublease, dated June 14, 1996, by and between Olivetti Advanced
         Technology Center, Inc. and the Registrant, and the Lease Agreement,
         dated December 22, 1994, by and between Herman Christensen, Jr.,
         Raymond Christensen and Olivetti Advanced Technology Center, Inc.
 10.10+* Development, License and Purchase Agreement, effective as of December
         19, 1994 (the "Cisco Agreement"), by and between Cisco Systems, Inc.
         and the Registrant, as amended by the First Amendment to the Cisco
         Agreement, effective as of January 30, 1996, and Amendment Number 2 to the Cisco Agreement, dated July 7, 1997.
 10.11*  Supplier Escrow Agreement, dated as of April 21, 1997, by and between the Registrant, Hitachi Computer Products (America), Inc. and
         SourceFile.
 11.1    Statement of Computation of Net Income Per Share.
 23.1    Consent of independent accountants.
 23.2    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (See Exhibit 5.1).
 23.3*   Consent of Dergosits & Noah, LLP.
 24.1*   Power of Attorney.
 27.1    Financial Data Schedule (EDGAR filed version only).

--------
* Previously filed.
+ Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.46.